Exhibit 10.1

EXECUTION FORM

CREDIT AGREEMENT

dated as of

November 18, 2009

among

PENN VIRGINIA HOLDING CORP.,
as Borrower

PENN VIRGINIA CORPORATION,
as Parent

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Issuing Bank

and

WELLS FARGO BANK, N.A., and BANK OF AMERICA, N.A.,
as Co-Syndication Agents

And

ROYAL BANK OF CANADA and BNP PARIBAS,
as Co-Documentation Agents,

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Arranger

CONTENTS

-i-

CONTENTS

-ii-

CONTENTS

-iii-

CONTENTS

-iv-

CONTENTS

-v-

CONTENTS

-vi-

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 2.06(k) – Existing Letters of Credit
Schedule 3.06 – Litigation
Schedule 3.13 – Subsidiaries
Schedule 3.17 – Gas Imbalances
Schedule 3.18 –Marketing Contracts
Schedule 3.19 – Swap Agreements
Schedule 4.01(m) – Certain Unrestricted Subsidiaries
Schedule 6.01(b) – Outstanding Unsecured Notes
Schedule 6.01(c) – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Investments
Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Additional Lender Agreement
Exhibit C – Compliance Certificate
Exhibit D – Form of Subordination Agreement

This CREDIT AGREEMENT dated as of November 18, 2009, among PENN VIRGINIA HOLDING CORP., as Borrower, PENN VIRGINIA CORPORATION, as Parent, LENDERS party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2007 Convertible Notes” means those certain 4½% convertible senior subordinated notes due November 15, 2012, issued by the Parent in an aggregate principal amount of $230,000,000 on the date of issuance thereof.

“2007 Convertible Notes Indenture” means collectively, that certain indenture dated as of December 5, 2007, by and among the Parent, as issuer, and Wells Fargo Bank, National Association, as trustee, and certain of its affiliates, that certain first supplemental indenture dated as of December 5, 2007, between the Parent and Wells Fargo Bank, National Association, as trustee, and related documentation entered into in connection therewith, pursuant to which the 2007 Convertible Notes have been issued, as the same may be amended, restated, modified or supplemented from time to time.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender Agreement” shall have the meaning assigned to such term in Section 2.05(b).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, pursuant to Article VIII (and not in its individual capacity as a Lender), together with any successor agent appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means (a) any production payment (whether volumetric or dollar denominated) granted or sold by any Credit Party payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith, or (b) any contract whereby any Credit Party receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) as consideration for (i) Hydrocarbons produced or to be produced from Oil and Gas Properties owned by any Credit Party in advance of the delivery of such Hydrocarbons (and regardless of whether such Hydrocarbons are actually produced or actual delivery is required) to or for the account of the purchaser thereof or (ii) a right or option to receive such Hydrocarbons (or a cash payment in lieu of such Hydrocarbons); provided that inclusion of customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, cause such gas sales or purchase contract to constitute an Advance Payment Contract for the purposes of this definition.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment Amount” means the aggregate of the Commitment Amounts of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof; provided that the Aggregate Commitment Amount shall not at any time exceed the Maximum Facility Amount.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment Amount represented by such Lender’s Commitment Amount; provided that for purposes of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment Amount (disregarding any Defaulting Lender’s Commitment Amount) represented by such Lender’s Commitment Amount.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitment Amounts most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Unused Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon the Borrowing Base Usage applicable on such date:

Borrowing Base Usage:	ABR Spread	Eurodollar Spread	Unused Commitment Fee Rate
Equal to or greater than 90%	2.000%	3.000%	0.500%

Equal to or greater than 75%, but less than 90%	1.750%	2.750%	0.500%

Equal to or greater than 50%, but less than 75%	1.500%	2.500%	0.500%

Equal to or greater than 25% but less than 50%	1.250%	2.250%	0.500%

Less than 25%	1.000%	2.000%	0.500%

Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Approved Counterparty” means, at any time and from time to time, (i) any Person engaged in the business of entering into Swap Agreements for commodity, interest rate or currency risk that has (or the credit support provider of such Person has), at the time the Parent, the Borrower or any Restricted Subsidiary enters into a Swap Agreement with such Person, a long term senior unsecured debt credit rating of “A-” or better from S&P, (ii) any Lender or Affiliate of a Lender or (iii) any other Person designated by the Parent or the Borrower that is acceptable to the Administrative Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means any of Wright & Company, Inc., Ryder Scott Company, Netherland Sewell & Associates, Inc., and Miller and Lentz, Ltd., or such other reputable firm(s) of independent petroleum engineers as shall be approved by the Majority Lenders.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, as to any Person, the chief executive officer, the president, the chief financial officer, or any vice president of such Person.  Unless otherwise specified, all references to an Authorized Officer herein shall mean an Authorized Officer of the Parent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Penn Virginia Holding Corp., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.04.

“Borrowing Base Deficiency” means, as of any date, the amount, if any, by which the Credit Exposure on such date exceeds the Borrowing Base in effect on such date; provided that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are secured by cash in the manner contemplated by Section 2.06(j).

“Borrowing Base Properties” means all proved Oil and Gas Properties of the Borrower and the Guarantors located in the United States included in the most recently delivered Reserve Report and evaluated by the Administrative Agent and the Lenders for purposes of establishing the Borrowing Base.

“Borrowing Base Usage” means, as of any date and for all purposes, the quotient, expressed as a percentage, of (i) the Credit Exposure as of such date, divided by (ii) the lesser of (A) the Aggregate Commitment Amount as of such date and (B) the Borrowing Base in effect on such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Call Spread Transaction” means, collectively, that certain transaction entered into by the Parent in connection with the issuance of the 2007 Convertible Notes pursuant to which (i) the Parent purchased for cash one or more call options from one or more Persons (including one or more Lenders or Affiliates of Lenders) with respect to a specified number of shares of the Parent’s issued and outstanding capital stock determined based on the aggregate principal amount of the 2007 Convertible Notes at a strike price approximately equal to the conversion price of the 2007 Convertible Notes and (ii) the Parent concurrently sold one or more warrants to one or more Person (including one or more Lenders or Affiliates of Lenders) with respect to a specified number of shares of the Parent’s issued and outstanding capital stock determined based on the aggregate principal amount of the 2007 Convertible Notes at a strike price in excess of the conversion price.

“Capital Lease” of any Person means any lease of Property by such Person, as lessee, that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the amount of the obligations of such Person under any Capital Lease, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means any loss, casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Parent, the Borrower or any Restricted Subsidiary that was included in the most recent Reserve Report having a Fair Market Value in excess of $10,000,000.

“Change in Control” means (a) any Person or two or more Persons acting as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting stock of the Parent; (b) individuals who, as of the Effective Date, constitute the Board of Directors of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Parent; provided, however, that any individual becoming a director of the Parent subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Parent; or (c) less than 100% of the Equity Interests of the Borrower are owned directly or indirectly by the Parent.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Mortgaged Property” and “Collateral”, as defined in any Collateral Document.

“Collateral Documents” means the Guaranty, the Pledge Agreement, the Mortgages, and any and all other agreements, documents or instruments now or hereafter executed and delivered by the Parent, the Borrower or any other Person (including participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligation pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, as such agreements, documents or instruments may be amended, supplemented or restated from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder; provided that such Lender’s Commitment (and such Lender’s Credit Exposure) shall never exceed the least of (x) such Lender’s Commitment Amount, (y) such Lender’s Applicable Percentage of the Borrowing Base then in effect and (z) such Lender’s Applicable Percentage of the Aggregate Commitment Amount, in each case, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Commitment Amount” means, with respect to each Lender, as applicable, the amount set forth opposite such Lender’s name on Schedule 2.01 (including any revision thereof in accordance with Section 2.05) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment (or as set forth opposite such Lender’s name on Schedule 2.01, plus (minus) any amounts assumed (assigned) pursuant to an Assignment and Assumption).  The initial amount of each Lender’s Commitment Amount as of the Effective Date is set forth on Schedule 2.01.

“Consolidated Current Assets” means with respect to the Parent and the Restricted Subsidiaries, for any period, the consolidated current assets of the Parent and the Restricted Subsidiaries; provided that Consolidated Current Assets shall (i) include the unused amount of the total Commitments and (ii) exclude any non-cash assets in respect of any Swap Agreement.

“Consolidated Current Liabilities” means with respect to the Parent and the Restricted Subsidiaries, for any period, the consolidated current liabilities of the Parent and the Restricted Subsidiaries; provided that Consolidated Current Liabilities shall exclude (i) any non-cash liabilities or obligations in respect of any Swap Agreement and (ii) current maturities under this Agreement and the 2007 Convertible Notes.

“Consolidated Net Income” means with respect to the Parent and the Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following:  (i) the net income of any Person in which the Parent or any Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Parent or to a Restricted Subsidiary, as the case may be; (ii) the net income (but not loss) during such period of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses during such period, including gains or losses attributable to (A) Property sales and (B) stock or other equity purchases or divestitures; (v) any non-cash charges or losses and any non-cash income or gains in respect of any Swap Agreement; and (vi) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets; and provided that if the Parent or any Restricted Subsidiary shall acquire or dispose of any Property or stock or other equity interests during such period or a Subsidiary shall be redesignated pursuant to the terms of this Agreement as either an Unrestricted Subsidiary or a Restricted Subsidiary, then, upon delivery to the Administrative Agent of audited or reviewed financial statements or other financial statements acceptable to the Administrative Agent that support a recalculation, Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, disposition or redesignation, as if such acquisition, disposition or redesignation had occurred on the first day of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, at any time, the sum of the outstanding principal amount of the Loans of all Lenders as of such date, plus the aggregate LC Exposure of all Lenders as of such date.

“Credit Party” means any of the Borrower, the Parent or any other Guarantor; “Credit Parties” means, collectively, all of the Borrower, the Parent and each other Guarantor.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.13(c).

“Defaulting Lender” means any Lender that has, as determined by the Administrative Agent, (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Parent, the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable (other than in connection with a change of control or an asset sale (provided that such maturity or mandatory redemption resulting from such asset sale is subject to any mandatory prepayments and commitment reductions required hereunder or in accordance herewith)) for any consideration other than Equity Interests (other than Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable (other than in connection with a change of control or an asset sale (provided that such maturity or mandatory redemption resulting from such asset sale is subject to any mandatory prepayments and commitment reductions required hereunder or in accordance herewith)) for any consideration other than Equity Interests (other than Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof).

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted from Consolidated Net Income in such period, the sum (determined without duplication) of the aggregate amount of interest expense paid (or payable) in cash during such period on Indebtedness of the Parent and the Restricted Subsidiaries (including the interest portion of payments under Capital Leases and Synthetic Leases), taxes, depreciation, depletion, amortization expenses, exploration expenses, impairments, other noncash charges or losses and the amount of cash dividends and distributions paid by the MLPs (directly or indirectly through any Unrestricted Subsidiaries) to the Parent, the Borrower or any Restricted Subsidiary, minus, to the extent included in Consolidated Net Income in such period, any noncash income included in Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, the Parent or any other Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Credit Party hereunder or under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement dated as of December 4, 2003, among Parent, as borrower, JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A. (Main Office Chicago), as administrative agent, and lenders party thereto, as amended, supplemented, restated or otherwise modified.

“Existing Letters of Credit” means each letter of credit issued and outstanding on the Effective Date set forth on Schedule 2.06(k).

“Fair Market Value” means, with respect to any Property, the cash value that a Person that is not an Affiliate of the Parent would pay in an arms-length transaction to purchase the specified Property.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each of the Parent, PVA Oil & Gas, PVA Texas, PVMC and each other Restricted Subsidiary that executes the Guaranty or otherwise guarantees the Secured Obligations as of the Effective Date or thereafter, and its successors and assigns.

“Guaranty” means each Guaranty made pursuant to this Agreement in favor of the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by applicable law.  On each day, if any, that Chapter 303 of the Texas Finance Code, as amended establishes the Highest Lawful Rate, such rate shall be the “indicated (weekly) rate ceiling” (as defined in Chapter 303 of the Texas Finance Code, as amended) for that day.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Increase Effective Date” has the meaning assigned to such term in Section 2.05(b).

“Indebtedness” means, for any Person (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments, other than surety or other bonds; (ii) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person (other than for borrowed money) to pay the deferred purchase price of Property or services (but excluding accounts payable incurred in the ordinary course of business that are not more than 90 days past due unless contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established therefor, and any guaranties by the Parent, the Borrower or any Restricted Subsidiary of such accounts payable); (iv) all Capital Lease Obligations; (v) all obligations under Synthetic Leases; (vi) all Indebtedness (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (vii) all Indebtedness (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (ix) all obligations to deliver Hydrocarbons in consideration of advance payments (other than customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract), including, without limitation, obligations under Advance Payment Contracts; and (x) any Indebtedness of a partnership for which such Person is liable either by agreement or because of a Governmental Requirement but only to the extent of such liability.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Initial Reserve Report” has the meaning assigned to such term in Section 4.01(k).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Eurodollar Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Borrowing.

“Investment” means, for any Person: (i) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale), (ii) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business) or (iii) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder (including the Existing Letters of Credit), and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time (as modified or re-allocated pursuant to Section 2.20, as applicable).

“Lender Party Financial Service Product” means agreements or other arrangements under which any Person who is or was a Lender or Affiliate of a Lender at the time such agreement or other arrangement was entered into provides any of the following products or services to the Parent, the Borrower or any Restricted Subsidiary: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

“Lender Party Swap Agreement” means (i) any Swap Agreement between or among any Credit Party and any Person who is or was a Lender or Affiliate of a Lender at the time such Swap Agreement was entered into and (ii) any Swap Agreement that is listed on Schedule 3.19 and is between or among any Credit Party and a Lender or Affiliate of a Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including any Existing Letter of Credit).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page1 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such Property (including but not limited to any production payments and the like payable out of Oil and Gas Properties), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Borrowing Request, each application for a Letter of Credit, each Letter of Credit, each Collateral Document, any promissory notes issued pursuant to Section 2.10, each Subordination Agreement, all applications, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing; provided that “Loan Documents” shall not include any Swap Agreement or any Lender Party Financial Service Product.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.03.

“Majority Lenders” means, at any time, Lenders having in the aggregate more than 50% of the Aggregate Commitment Amount, or, if the Commitments to make Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Article VII, Lenders holding more than 50% of the aggregate unpaid principal amount of the outstanding Credit Exposure; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Majority Lenders.

“material adverse change” mean any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Parent, the Borrower and the Restricted Subsidiaries taken as a whole, (ii) the ability of the Parent, the Borrower and the Restricted Subsidiaries taken as a whole to timely perform their obligations under the Loan Documents to which each is a party, or (iii) the legality, validity or enforceability of any of the Loan Documents or the rights, benefits or remedies of the Administrative Agent, the Issuing Bank or the Lenders thereunder.

“Material Domestic Subsidiary” means, as of any date, any Restricted Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof) that (i) is a wholly-owned Restricted Subsidiary and (ii) together with its Restricted Subsidiaries, owns Property having a Fair Market Value of $10,000,000 or more.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Parent, the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $25,000,000.

“Material Swap Obligations” means obligations in respect of one or more Swap Agreements of any one or more of the Parent, the Borrower or any Restricted Subsidiary in an aggregate amount exceeding $25,000,000.  For purposes of determining Material Swap Obligations, the obligations of the Parent, the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated on the date of determination.

“Maturity Date” means November 19, 2012; provided that if any of the 2007 Convertible Notes remains outstanding on September 14, 2012, then the Maturity Date shall be October 15, 2012.

“Maximum Facility Amount” means $525,000,000.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MLP” or “MLPs” means, individually or collectively, Penn Virginia Resource Partners, L.P., a Delaware limited partnership, and Penn Virginia GP Holdings, L.P., a Delaware limited partnership.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage or deed of trust executed and delivered by any Credit Party, including pursuant to Section 5.13, and each mortgage supplement after execution and delivery of such mortgage supplement, in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any of the transactions or events described in Sections 5.17, 6.01(j) or 6.13 that results in a reduction in the Borrowing Base, the positive difference, if any, of (a) the sum of cash and cash equivalents received in connection with such transaction, but only as and when so received, minus (b) the sum of (i) if applicable, the principal amount of any Indebtedness that is secured by such asset (if any) and that is required to be repaid in connection with the sale thereof (other than the Loans), (ii) the out-of-pocket expenses incurred by the Parent, the Borrower or such Restricted Subsidiary in connection with such transaction and (iii) if applicable, income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith.

“Non-Recourse Obligation” means Indebtedness as to which (a) none of the Parent, the Borrower, any Restricted Subsidiary or any Assets of the Parent, the Borrower or any Restricted Subsidiary (i) is obligated to provide credit support in any form or (ii) is directly or indirectly liable and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Parent, the Borrower or any Restricted Subsidiary to declare a default on such Indebtedness of the Parent, the Borrower or such Restricted Subsidiary or cause the payment of any such Indebtedness to be accelerated or payable prior to its stated maturity or cause any Guarantee in respect of such Indebtedness to become payable, in the case of (a) and (b) above, except for obligations that arise solely as a result of such Person’s status as a general partner of a partnership.

“Obligations” means all obligations or liabilities of every nature of any Credit Party from time to time owed to the Administrative Agent, the Issuing Bank, the Lenders or any of them under any Loan Document, in each case, whether for principal, interest, reimbursement of amounts drawn under any Letter of Credit, funding indemnification amounts, fees, expenses, indemnification or otherwise.

“Oil and Gas Properties” means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements, including production sharing contracts and agreements that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its certificate of formation or articles of organization, as amended, and its limited liability company agreement or operating agreement, as amended, and (e) with respect to any other type of Person, any certificate, document or agreement comparable to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means Penn Virginia Corporation, a Virginia corporation.

“Participant” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” has the meaning set forth in Section 9.16.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Corporate Acquisition” means an Investment in the equity interests of any Person for the purpose of acquiring such Person and its Subsidiaries, if any, and with respect to which each of the following conditions is satisfied:  (i) the Borrower shall have delivered to the Administrative Agent and the Lenders written notice of such Investment describing such Investment in reasonable detail not less than 10 Business Days prior such Investment being consummated; (ii) the Borrower shall have delivered or caused to be delivered to the Administrative Agent such additional documents or due diligence materials with respect to such Investment as the Administrative Agent shall have reasonably requested; (iii) the primary business of the Person acquired (and its Subsidiaries, if any, taken as a whole) shall be the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons, Hydrocarbon Interests and Oil and Gas Properties and related activities; (iv) after giving effect to any such Investment, the Person acquired shall be a direct or indirect wholly-owned Restricted Subsidiary, or will be merged with or into a Restricted Subsidiary; (v) if such Person acquired (or the Restricted Subsidiary with or into which such Person acquired is merged) or any Subsidiary of such Person acquired (or such Restricted Subsidiary) is or becomes a Material Domestic Subsidiary, such Person acquired (or such Restricted Subsidiary) and any such Subsidiary shall have complied with the requirements of Section 5.13 (or the Administrative Agent shall be satisfied, in its sole discretion, that appropriate arrangements and progress shall have been made or shall then be in process to cause such Person acquired (or such Restricted Subsidiary) to have complied with the requirements of Section 5.13 reasonably promptly following the consummation of such Investment); (vi) the Borrower shall have delivered to the Administrative Agent a compliance certificate prepared by the Borrower in good faith and in a manner, and using a methodology that is consistent with, the most recent financial statements delivered pursuant to Section 5.01(c) giving pro forma effect to the consummation of such Investment and confirming that no Default or Event of Default shall exist either before or after, or result from, the consummation of such Investment; (vii) to the extent that any Person acquired or any Subsidiary of such Person acquired has any Indebtedness outstanding at the time of the consummation of such Investment, which Indebtedness is not otherwise permitted under Section 6.01 of the Credit Agreement, the Administrative Agent shall be reasonably satisfied that such Indebtedness has been (or, upon the consummation of such Investment, shall be) repaid or otherwise satisfied and all liens securing any such Indebtedness have been (or, upon the consummation of such Investment, shall be) released, terminated or otherwise discharged; and (viii) the consideration payable in respect of such Investment comprises capital stock of the Parent or cash, provided that the aggregate amount of all cash Investments made by the Parent, the Borrower and the Restricted Subsidiaries from and after the Effective Date, in reliance on the terms and provisions of clause (f) of Section 6.04 (and this definition) shall not exceed $100,000,000.

“Permitted Investments” means: (a) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof; (b) commercial paper maturing within one year from the date of creation thereof rated in the investment grade by S&P or Moody’s; (c) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; (d) fully collateralized repurchase agreements with a term of not more than seven days for securities described in clause (a) above and entered into with a Lender, an Affiliate of a Lender or a financial institution satisfying the criteria described in clause (c) above; and (e) deposits in money market funds investing exclusively in Investments described in the foregoing clauses (a), (b), (c) and (d).

“Permitted Liens” means:  (i) Liens for taxes, assessments or other governmental charges or levies which are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (ii) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations that are not delinquent or that are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on private, state, federal or foreign lands or waters, each of which is in respect of obligations that have not been outstanding more than 60 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) Liens that (a) arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and (b) are for claims that either are not delinquent or are being contested in good faith by appropriate proceedings and as to which the Parent, the Borrower or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (v) Liens reserved in oil and gas mineral leases, or created by statute, to secure royalty, net profits interests, bonus payments, rental payments or other payments out of or with respect to the production, transportation or processing of Hydrocarbons, and compliance with the terms of such Hydrocarbon Interests, provided that such Liens secure claims that either are not delinquent or are being contested in good faith by appropriate proceedings and as to which the Parent, the Borrower or the applicable Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP; (vi) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that (a) no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board, and (b) no such deposit account is intended by the Parent, the Borrower or any Restricted Subsidiaries to provide collateral to the depository institution; (vii) all other non-consensual defects in title (which might otherwise constitute Liens) arising in the ordinary course of the Parent’s, the Borrower’s or such Restricted Subsidiary’s business or incidental to the ownership of their respective Properties; provided that no such Liens shall secure the payment of Indebtedness or shall, in the aggregate, materially detract from the value or marketability of the Property subject thereto or materially impair the use or operation thereof in the operation of the business of the Parent, the Borrower or such Restricted Subsidiary; (viii) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Parent, the Borrower or any Restricted Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any Property that in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Parent, the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto; (ix) Liens on cash or securities pledged to secure performance of surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (x) judgment Liens not giving rise to an Event of Default, provided that (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (b) no action to enforce such Lien has been commenced.

 “Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “new Indebtedness”) incurred in exchange for, or proceeds of which are used to refinance, all or any portion of the Unsecured Notes (including any settlement payments or other obligations in respect of Unsecured Notes for which a conversion election has been made by the holder of such Unsecured Note) (the “Refinanced Indebtedness”); provided that (a) the portion of such new Indebtedness incurred to refinance the Refinanced Indebtedness is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Indebtedness has a stated maturity no earlier than the date that is 91 days after the earlier of (i) the Maturity Date and (ii) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated and an average life no shorter than the period beginning on the date of incurrence of such Indebtedness and ending on the date that is 91 days after the Maturity Date; (c) such new Indebtedness does not contain any covenants that are more onerous to the Parent, the Borrower and its Subsidiaries than those imposed by the Refinanced Indebtedness; (d) the stated interest or coupon rate of such new Indebtedness is reasonably acceptable to the Administrative Agent; and (e) such new Indebtedness (and any Guarantees in respect thereof) is unsecured.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement and Irrevocable Proxy of even date herewith made by the Pledgors in favor of the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Pledgor” means each of the Parent, the Borrower and each Guarantor other than Parent that executes and delivers the Pledge Agreement, and its successors and assigns.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.

“PVA Oil & Gas” means Penn Virginia Oil & Gas Corporation, a Virginia corporation.

“PVA Texas” means Penn Virginia Oil & Gas, L.P., a Texas limited partnership.

“PVMC” means Penn Virginia MC Corporation, a Delaware corporation.

“Redemption” means the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of the Unsecured Notes.  “Redeem” has the correlative meaning thereto.

“Redetermination Date” means the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.04 both for scheduled redeterminations and unscheduled redeterminations.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having in the aggregate at least 66-2/3% of the Aggregate Commitment Amount, or, if the Commitments to make Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Article VII, Lenders holding at least 66-2/3% of the aggregate unpaid principal amount of the outstanding Credit Exposure; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Reserve Report” means a report, in form and substance satisfactory to the Administrative Agent, setting forth, as of each December 31 or June 30 (or such other date in the event of an unscheduled redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party, or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means, as of any date, each Subsidiary of the Parent, other than Unrestricted Subsidiaries.  As of the Effective Date, the Restricted Subsidiaries are designated on Schedule 3.13 as such.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Obligations” means, collectively, (i) all Obligations, (ii) all liabilities and obligations of the Parent, the Borrower or any Restricted Subsidiaries arising under any Lender Party Swap Agreement now or hereafter existing between or among the Parent, the Borrower or any Restricted Subsidiary and any Lender or any Affiliate of any Lender, as applicable, and (iii) all liabilities and obligations of the Parent, the Borrower or any Restricted Subsidiaries arising under any Lender Party Financial Service Product now or hereafter existing between or among the Parent, the Borrower or any Restricted Subsidiary and any Lender or any Affiliate of any Lender, as applicable.

“Stated Rate” has the meaning assigned to such term in Section 9.13.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one, minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means each Subordination Agreement made pursuant to Section 4.01(m) or Section 6.01(g) by one or more Unrestricted Subsidiaries of the Parent in favor of the Administrative Agent, the Issuing Bank and the Lenders, substantially in the form of Exhibit D, as each may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of this Agreement and the other Loan Documents.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent, the Borrower or the Restricted Subsidiaries shall be a Swap Agreement and provided, further, that none of the options or warrants entered into by the Parent under the Call Spread Transaction shall constitute a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 85% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Debt” means all Indebtedness of the Parent, the Borrower and the Restricted Subsidiaries on a consolidated basis described under clauses (i) and (iii) through (x) of the definition of “Indebtedness”; provided that any Indebtedness permitted by Section 6.01(g) of this Agreement shall, in any event, be excluded from “Total Debt”.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base.

“Unused Commitment” means, with respect to each Lender at any time, such Lender’s Commitment at such time, minus such Lender’s Credit Exposure at such time.

“Unused Commitment Fee” means the commitment fee described in Section 2.12(a).

“Unrestricted Subsidiary” means (a) Penn Virginia Resource Holdings Corp., a Delaware corporation, and each of its Subsidiaries and (b) any other Subsidiary of the Parent that is designated as an Unrestricted Subsidiary either (i) on Schedule 3.13 or (ii) in the manner set forth in Section 6.10.

“Unsecured Notes” means any senior unsecured notes, senior unsecured convertible notes, subordinated unsecured notes, subordinated unsecured convertible notes or senior subordinated unsecured convertible notes (including the 2007 Convertible Notes), in each case, issued by the Parent, the Borrower or a Guarantor in one or more transactions on or after November 21, 2007.

“Unsecured Notes Documents” means, as applicable, both individually and collectively, any Unsecured Notes and any related Unsecured Notes Indenture.

“Unsecured Notes Indenture” means, collectively, any indenture (including the 2007 Convertible Notes Indenture) by and among the Parent, the Borrower or a Guarantor, as issuer, and a trustee, and any and all related documentation entered into in connection therewith, pursuant to which Unsecured Notes shall have been issued, as the same may be amended, restated, modified or supplemented from time to time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “ABR Loan”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent or the Borrower notifies the Administrative Agent that the Parent or the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent or the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of all of the Lenders’ Credit Exposures exceeding the sum of all of the Lenders’ Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

SECTION 2.02.  Loans and Borrowings.  (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may, subject to Section 2.19(a), make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)         whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)         in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Borrowing Base.

(a)           Amount.  For the period from and including the Effective Date to but not including the first Redetermination Date, the amount of the Borrowing Base shall be $420,000,000.  Notwithstanding the foregoing, the Borrowing Base will be subject to interim adjustments pursuant to Sections 2.04(e), 5.12, 5.17, 6.01(j) and 6.13.

(b)           Redetermination.  On or before April 15th and October 15th of each year, the Administrative Agent shall propose in writing to the Borrower and the Lenders a new or reaffirmed Borrowing Base in accordance with Section 2.04(c) (assuming receipt by the Administrative Agent of the Reserve Report in a timely and complete manner).  After having received notice of such proposal by the Administrative Agent, each Lender shall have 15 days to agree with such proposal or disagree by proposing an alternate Borrowing Base.  If, at the end of such 15 days, any Lender has not communicated to the Administrative Agent its approval or disapproval, such silence shall be deemed to be an approval of the new or reaffirmed Borrowing Base proposed by the Administrative Agent.  If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, the proposed Borrowing Base, then the Borrowing Base shall be determined in accordance with Section 2.04(d).  After such redetermined Borrowing Base is approved by (a) all Lenders in the case of any increase in the Borrowing Base, (b) the Required Lenders in the case of any maintenance or any decrease in the Borrowing Base or (c) as otherwise determined as provided in Section 2.04(d), the Administrative Agent will notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base, and such amount shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on or about May 1st (with respect to each Reserve Report prepared as of December 31) or November 1st (with respect to each Reserve Report prepared as of June 30), as applicable, of each year.  Notwithstanding the foregoing, however, any increase in the Borrowing Base shall require approval or deemed approval of all the Lenders as set forth in this Section 2.04(b).

(c)           Reserve Reports.  Upon receipt of the Reserve Report and such other reports, data and supplemental information, including the information provided pursuant to Section 5.11, as may, from time to time, be reasonably requested by the Required Lenders, the Administrative Agent will evaluate such information.  The Administrative Agent, with the approval or deemed approval of the Lenders as set forth in Section 2.04(b), but subject to the terms of Section 2.04(b), shall, in good faith, redetermine the Borrowing Base based upon such information and such other information (including, without limitation, information described in the Reserve Report, the status of title with respect to the Oil and Gas Properties and the existence of any other Indebtedness) as the Administrative Agent deems appropriate in its discretion and consistent with customary industry practices and its normal oil and gas lending criteria as it exists at the particular time.  Such redetermination shall be accomplished not later than and effective on or about the first (1st) day of each May and November of each calendar year, assuming that the Borrower shall have furnished the Reserve Report and other reports, data and supplemental information in a timely and complete manner as required by Section 5.11.  In assessing whether to approve or reject a proposed Borrowing Base, each Lender will assess, in good faith, the Reserve Report and the other information as they deem appropriate in its discretion and consistent with customary industry practices and its respective oil and gas lending criteria and procedures as they exist at the particular time.

(d)           Consensus and Failure of Consensus.  Except as hereinafter provided, the decision of the Lenders or the Required Lenders, as applicable, with respect to any Borrowing Base determination shall control; provided, however, that if the Lenders or the Required Lenders, as applicable, have not approved or are not deemed to have approved the Borrowing Base as of the end of the 15-day period specified in Section 2.04(b), the Borrowing Base shall be redetermined at the highest amount approved by each Lender (if such redetermined Borrowing Base constitutes an increase in the Borrowing Base in effect immediately prior thereto) or the Required Lenders (if such redetermined Borrowing Base constitutes a reaffirmation or decrease in the Borrowing Base in effect immediately prior thereto), as applicable, and such amount shall then become the Borrowing Base until the next scheduled redetermination pursuant to Section 2.04(b) or the next date on which an interim redetermination occurs under Section 2.04(e) or the next adjustment under either Section 5.17, 6.01(j) or 6.13.  Notwithstanding the foregoing, however, any increase in the Borrowing Base shall require approval or deemed approval of all the Lenders as set forth in Section 2.04(a).

(e)           Interim Redeterminations.  The Borrower may, at its option, one time during any 12-month period initiate an interim redetermination of the Borrowing Base.  In addition, the Borrower may, at its option, in connection with any acquisition (or any series of acquisitions occurring since the most recent redetermination of the Borrowing Base) by the Parent, the Borrower or a Restricted Subsidiary of Oil and Gas Properties having a purchase price, either individually or in the aggregate, of $50,000,000 or more, initiate an interim redetermination of the Borrowing Base.  The Administrative Agent (at the direction of the Required Lenders, in their option) may one time during any 12-month period initiate an interim redetermination of the Borrowing Base.  The Borrowing Base also may be redetermined in accordance with this Agreement upon the occurrence of any of the events described in any of Sections 5.12, 5.17, 6.01(j) or 6.13.

SECTION 2.05.  Increase in Aggregate Commitment Amount.

(a)           Upon prior notice to the Administrative Agent, the Borrower may from time to time, (i) request that the Lenders increase the Aggregate Commitment Amount pro rata among the Lenders up to an amount not exceeding the Maximum Facility Amount or (ii) invite additional financial institutions acceptable to the Administrative Agent and the Issuing Bank to become Lenders party to the Agreement so as to increase the Aggregate Commitment Amount to an amount not exceeding the Maximum Facility Amount.  At the time of sending such notice to the Lenders or any invitee, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender or invitee, as applicable, is requested to respond (which shall in no event be less than 10 Business Days from the date of delivery of such notice to the Lenders).  If the Borrower has requested that the Lenders increase their respective Commitment Amounts pro rata hereunder, each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its respective Commitment Amount and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase and any Lender not responding within such time period shall be deemed to have declined to increase its respective Commitment Amount.  Anything herein contained to the contrary notwithstanding, no Lender shall have any obligation whatsoever to increase its respective Commitment Amount hereunder.  The consent of the Lenders shall not be required in order for any financial institution acceptable to the Administrative Agent and the Issuing Bank to become a party to this Agreement pursuant to this Section 2.05.

(b)           If the Aggregate Commitment Amount is increased in accordance with this Section 2.05, the Administrative Agent and the Borrower shall determine the effective date of such increase (the “Increase Effective Date”).  The Administrative Agent and the Borrower shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.  Each existing Lender that increases its Commitment Amount and each additional Lender, if any, and the Borrower shall execute and deliver to the Administrative Agent (which the Administrative Agent shall also execute to acknowledge its acceptance thereof) an agreement substantially in the form of Exhibit B (an “Additional Lender Agreement”).  Upon receipt by the Administrative Agent of Additional Lender Agreements from existing Lenders or additional Lenders (together with an Administrative Questionnaire, in the case of any additional Lender), if any, in an amount sufficient to effectuate the increase requested by the Borrower:  (1) the Aggregate Commitment Amount shall be increased, (2) the Administrative Agent shall amend and distribute to the Borrower and the Lenders a revised Schedule 2.01 of the Commitment Amounts of each Lender adding or amending, as applicable, the Commitment Amount of any Lender executing the Additional Lender Agreement and the revised Applicable Percentages of the Lenders (which shall be deemed incorporated into this Agreement), (3) any additional Lender shall be deemed to be a party in all respects to this Agreement and the other Loan Documents to which the Lenders are party as of the Increase Effective Date and (4) upon the Increase Effective Date, any increasing or additional Lender party to the Additional Lender Agreement shall purchase from each of the (other) Lenders party to the Agreement immediately prior to the Increase Effective Date a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each such (other) Lender such that each Lender (including any additional Lender, if any) shall hold its respective Applicable Percentage of the outstanding Loans (and participation interests in Letters of Credit) as reflected on the revised Schedule 2.01 required by this Section 2.05, provided that the Borrower shall pay any amounts due under Section 2.16 to the extent that any such purchase gives rise to the costs indemnified thereby.

(c)           As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, (ii) including a certificate of the type described in Section 5.01(c) demonstrating pro forma compliance with Section 6.09 after giving effect to such increase and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article III are true and correct on and as of the Increase Effective Date and no Default or Event of Default exists.

(d)           This Section shall supersede any provision in Section 9.02 to the contrary.

SECTION 2.06.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, or the account of any other Credit Party, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $20,000,000 and (ii) the aggregate Credit Exposure shall not exceed the lesser of (x) the Aggregate Commitment Amount and (y) the Borrowing Base then in effect, in each case, as such amounts may be adjusted from time to time in accordance with this Agreement.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date that is five Business Days prior to the Maturity Date and (ii) one year after its issuance, provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the fifth business day prior to the Maturity Date) unless the Issuing Bank provides prior notice of non-renewal to the beneficiary thereof.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to borrowing set forth herein, automatically be deemed to have requested in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)           Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Except as set forth herein, neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any damages (other than consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination (AND THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE ISSUING BANK BE EXCUSED FOR ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank, with the consent of the replaced Issuing Bank, such consent not to be unreasonably withheld or delayed.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If any Event of Default shall occur and be continuing or if required pursuant to Section 2.11, on the Business Day that the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Majority Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If at any time the amount of cash collateral held by the Administrative Agent pursuant hereto shall exceed the LC Exposure as of such date, Administrative Agent shall return such excess to the Borrower within two Business Days thereafter.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after all Events of Default have been cured or waived.

(k)           Existing Letters of Credit.  All Existing Letters of Credit shall be deemed to be issued under this Agreement as of the Effective Date and shall constitute Letters of Credit hereunder for all purposes (including Section 2.06(b)), and no notice requesting issuance thereof shall be required hereunder.  Each reference herein to the issuance of a Letter of Credit shall include any such deemed issuance.  All fees accrued on the Existing Letters of Credit to but excluding the Effective Date shall be for the account of the Issuing Bank and the lenders under the Existing Credit Facility, and all fees accruing on the Existing Letters of Credit on and after the Effective Date shall be for the account of the Issuing Bank and the Banks as provided herein.

SECTION 2.07.  Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)           Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Eurodollar Borrowing or prior to 1:00 p.m., New York City time, on the date any proposed ABR Borrowing, as applicable, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith within two Business Days after demand therefor such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)         with respect to any Borrowing, whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.  Termination and Reduction of Commitments.  (a) Unless previously terminated, each Lender’s Commitment and the Commitments shall terminate on the Maturity Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Credit Exposure would exceed the total Commitments, as so reduced.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitment.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent; provided that any promissory note issued to evidence any Lender’s Loans shall be in a stated amount equal to such Lender’s Commitment Amount.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.

(a)           Mandatory Prepayments.  At any time that a Borrowing Base Deficiency shall occur, the Borrower shall:

(i)           If such Borrowing Base Deficiency results from a redetermination of the Borrowing Base pursuant to Sections 2.04(b), 2.04(e) or 5.12, at the Borrower’s election, take any either or both of the following actions to eliminate the Borrowing Base Deficiency: (A) prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, together with interest on the principal amount paid accrued to the date of such prepayment and any funding indemnification amounts required by Section 2.16, and, if a Borrowing Base Deficiency remains after prepaying all of the Loans as a result of LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral in a special collateral account as provided in Section 2.06(j), or (B) provide additional Collateral acceptable to the Administrative Agent with a fair market value greater than or equal to the amount of such Borrowing Base Deficiency.  The Borrower shall be obligated to make such prepayment, deposit of cash collateral or provide additional Collateral within 60 days following its receipt of written notice from the Administrative Agent of the existence of the Borrowing Base Deficiency.

(ii)          If such Borrowing Base Deficiency results from a reduction of the Borrowing Base in accordance with Sections 5.17, 6.01(j) or 6.13, use the Net Cash Proceeds of the transaction giving rise to the reduction of the Borrowing Base pursuant to any such Section, promptly, but in any event within two (2) Business Days of receipt of such Net Cash Proceeds, to prepay the Loans in an aggregate principal amount equal to such Borrowing Base Deficiency, together with interest on the principal amount paid accrued to the date of such prepayment and any funding indemnification amounts required by Section 2.16, and, if a Borrowing Base Deficiency remains after prepaying all of the Loans as a result of LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral in a special collateral account as provided in Section 2.06(j); provided that if, after application of such Net Cash Proceeds in accordance with the foregoing, any Borrowing Base Deficiency shall remain, then the Borrower shall eliminate such remaining Borrowing Base Deficiency in accordance with the foregoing clause (i).

(iii)         Amounts applied to the prepayment of Loans pursuant to this Section shall be first applied ratably to ABR Loans then outstanding and, upon payment in full of all outstanding ABR Loans, second, to Eurodollar Loans then outstanding, and if more than one Eurodollar Loan is then outstanding, to each such Eurodollar Loan beginning with the Eurodollar Loan with the fewest number of days remaining in the Interest Period applicable thereto until paid in full, and then to the Eurodollar Loan with the next fewest number of days remaining in the Interest Period applicable thereto until paid in full, and continuing in a similar fashion until the Borrowing Base Deficiency has been eliminated or, in the case of any prepayment pursuant to the foregoing clause (ii), until such Net Cash Proceeds have been exhausted.

(b)           Optional Prepayment of Loans.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, but subject to the requirements of Sections 2.09(b) and 2.16.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment (i) in the case of a Eurodollar Borrowings, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of any ABR Borrowings, not later than 12:00 noon New York City time, on the date of such prepayment.  Such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Borrowings or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice of prepayment, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowings shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any amount payable under Section 2.16.

SECTION 2.12.  Fees.  (a) Subject to the provisions of Section 2.20, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender (excluding any Defaulting Lenders), an unused commitment fee (the “Unused Commitment Fee”) equal to the Applicable Rate set forth under the heading Unused Commitment Fee Rate multiplied by the daily average of each such Lender’s Unused Commitment.  Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 360 days and shall be payable in arrears on the last day of each March, June, September and December and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been previously paid.  In the event the Commitments terminate on any date other than the last day of March, June, September or December, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender (excluding any Defaulting Lenders), on the date of such termination, each such Lender’s Unused Commitment Fee due for the period from the last day of the immediately preceding March, June, September or December, as the case may be, to the date such termination occurs.

(b)           Subject to the provisions of Section 2.20, the Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (excluding any Defaulting Lenders) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee equal to the greater of (x) $500 or (y) 1/8 of 1% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Commitment Fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances, except in the case of any overpayment due to erroneous calculation or invoicing thereof.

SECTION 2.13.  Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          Eurodollar Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, (i) if a Default or an Event of Default has occurred and is continuing, the Majority Lenders may, at their option, by notice to the Borrower declare that no Borrowing may be made as, converted into or continued as a Eurodollar Borrowing, (ii) during the continuance of an Event of Default the Majority Lenders may, at their option, by notice to the Borrower, declare that (A) each Eurodollar Borrowing shall bear interest for the remainder of the applicable Interest Period plus 2% per annum, (B) each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum and (C) the fees described in Section 2.12(b) shall be increased by 2% per annum, provided that, during the continuance of an Event of Default under clauses (h) or (i) of Section 7.01, the interest rates forth in clauses (A) and (B) above and the increase in the Letter of Credit fee set forth in clause (C) above shall be applicable to all Borrowings without any election or action on the part of the Administrative Agent or any Lender (as applicable, the “Default Rate”).

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period unless such prepayment is made to reduce a Borrowing Base Deficiency), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.  Increased Costs.  (a) If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)          impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)          Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.05 or Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender fails to execute an amendment or waiver with respect to the Loan Documents that is executed by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)           the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects such Defaulting Lender differently from other affected Lenders shall require the consent of such Defaulting Lender;

(c)           if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)           all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)          if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)         if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)          if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)           so long as any Lender is a Defaulting Lender the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Existence; Organization; Powers.  The Parent, the Borrower and each Restricted Subsidiary: (a) is duly organized or formed, legally existing and in good standing, if applicable, under the laws of the jurisdiction of its formation, except as to any Restricted Subsidiary where the failure to so exist or remain in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where failure to have such power could not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.  Authorization; Enforceability.  The Parent, the Borrower and each Restricted Subsidiary have all necessary power and authority to execute, deliver and perform its obligations under this Agreement and the Loan Documents to which it is a party.  The execution, delivery and performance by the Parent, the Borrower and each Restricted Subsidiary of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate or partnership action, and this Agreement and the Loan Documents constitute the legal, valid and binding obligations of the Parent, the Borrower and each Restricted Subsidiary party thereto, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any third Person are necessary for the execution, delivery or performance by the Parent, the Borrower or any Restricted Subsidiary of this Agreement or the Loan Documents or for the validity or enforceability thereof, except for (i) the recording and filing of the Collateral Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default or Event of Default hereunder, could not reasonably be expected to have a Material Adverse Effect and do not have an adverse effect on the enforceability of the Loan Documents.  Neither the execution and delivery of this Agreement or any Loan Document, nor compliance with the terms and provisions hereof or thereof, will conflict with or result in a breach of, or require any consent that has not been obtained as of the Effective Date under, the respective Organizational Documents of the Parent, the Borrower or any Restricted Subsidiary, any Governmental Requirement, any Unsecured Notes Document or any other material agreement or instrument to which the Parent, the Borrower or any Restricted Subsidiary is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any Unsecured Notes Document or any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Parent, the Borrower or any Restricted Subsidiary pursuant to the terms of any Unsecured Notes Documents or any such agreement or instrument, other than the Liens created by the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.

(a)           The Parent has heretofore furnished to the Administrative Agent and the Lenders its consolidated balance sheet, and the related consolidated statements of income, cash flows and shareholders’ equity of the Parent and its Subsidiaries (a) as of and for the fiscal year ended December 31, 2008, audited by and accompanied by the unqualified opinion of KPMG LLP, independent certified public accountants, and (b) as of and for the fiscal quarter ended June 30, 2009, certified by an Authorized Officer that such financial statements present fairly in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries as of such dates and for such periods.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis.  Since the date of the audited financial statements of the Parent that have most recently been delivered pursuant to Section 5.01(a), there has been no material adverse change.

(b)           Except as disclosed to the Administrative Agent in writing, none of the Parent, the Borrower or any Restricted Subsidiary has any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the consolidated balance sheets of the Parent or as otherwise disclosed to the Lenders in writing.

(c)           The Parent and the Borrower have disclosed to the Lenders in writing any and all facts that, in the reasonable good faith judgment of the Parent and the Borrower, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05.  Properties.

(a)           Each of the Parent, the Borrower and the Restricted Subsidiaries has good and defensible title to its material Oil and Gas Properties and good title to its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 6.02.  After giving full effect to Liens permitted by Section 6.02, the Parent, the Borrower or the Restricted Subsidiary, as applicable, specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Parent, the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Parent’s, the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b)           All material leases and agreements necessary for the conduct of the business of the Parent, the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance that with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except as could not reasonably be expected to have a Material Adverse Effect.

(c)           The rights, Properties and other assets presently owned, leased or licensed by the Parent, the Borrower and the Restricted Subsidiaries, including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Parent, the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as such business has been conducted prior to the Effective Date.

(d)           All of the assets and Properties of the Parent, the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their business are in good working condition and are maintained in accordance with prudent business standards.

SECTION 3.06.  Litigation and Environmental Matters.  (a) Except as set forth on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent, the Borrower or any of the Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the other Loan Documents.

(b)           Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (iii), (iv) and (v) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(i)           neither any Property of the Parent, the Borrower or any Restricted Subsidiary, nor the operations conducted thereon, violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(ii)           no Property of the Parent, the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Parent or the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(iii)           all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent, the Borrower and each Restricted Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Parent, the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(iv)           all hazardous substances, solid waste and oil and gas exploration and production wastes, if any, generated at any and all Property of the Parent, the Borrower or any Restricted Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Parent or the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(v)           the Parent and the Borrower have taken all steps reasonably necessary to determine and have determined that no hazardous substances, solid waste or oil and gas exploration and production wastes, have been disposed of or otherwise released, and there has been no threatened release of any hazardous substances on or to any Property of the Parent, the Borrower or any Restricted Subsidiary, except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(vi)           to the extent applicable, all Property of the Parent, the Borrower and each Restricted Subsidiary currently satisfies all design, operation and equipment requirements imposed by the Oil Pollution Act of 1990 and neither the Parent nor the Borrower has any reason to believe that such Property, to the extent subject thereto, will not be able to maintain compliance with the requirements thereof during the term of this Agreement; and

(c)           none of the Parent, the Borrower or any Restricted Subsidiary has any known material contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

SECTION 3.07.  Compliance with Laws and Agreements.  None of the Parent, the Borrower or any Restricted Subsidiary has violated any applicable Governmental Requirement binding upon it or its Properties or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.  None of the Parent, the Borrower or any Restricted Subsidiary is in default nor has any event or circumstance occurred that, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any Unsecured Notes Documents or any other material agreement or instrument to which the Borrower or any Restricted Subsidiary is a party or by which the Borrower or any Restricted Subsidiary is bound which default could reasonably be expected to have a Material Adverse Effect.  No Default hereunder has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  None of the Parent, the Borrower or any Restricted Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.09.  Taxes.  Each of the Parent, the Borrower and the Restricted Subsidiaries has filed all United States Federal income tax returns and all other tax returns that are required to be filed by it and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Parent, the Borrower or any Restricted Subsidiary, except any such taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.  The charges, accruals and reserves on the books of the Parent, the Borrower and the Restricted Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Parent, adequate.  No tax lien has been filed and, to the knowledge of the Parent or the Borrower, no claim is being asserted with respect to any such tax or other such governmental charge.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.  The Parent and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which either of them or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No reports, financial statements, certificates or other information furnished by or on behalf of the Parent or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact peculiar to the Parent, the Borrower or any Restricted Subsidiary that has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Parent or the Borrower can now foresee) a Material Adverse Effect and that has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of the Parent, the Borrower or any Restricted Subsidiary prior to, or on, the Effective Date in connection with the transactions contemplated hereby.  There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Reserve Report is necessarily based upon professional opinions, estimates and projections and that neither the Parent nor the Borrower warrants that such opinions, estimates and projections will ultimately prove to have been accurate.  No representation or warranty is made with respect to any Oil and Gas Properties to which no proved Hydrocarbon Interests are properly attributed.

SECTION 3.12.  Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used (a) to provide working capital to the Parent, the Borrower and the Restricted Subsidiaries and for other general corporate purposes, (b) to finance capital expenditures and acquisitions (including acquisitions of the Equity Interests in Persons owning Oil and Gas Properties) by the Parent, the Borrower and the Restricted Subsidiaries, (c) to provide for letters of credit for the account of the Parent, the Borrower and the Restricted Subsidiaries and (d) to purchase, refinance, restructure, rearrange, renew, extend and continue the Indebtedness outstanding under the Existing Credit Facility.  Neither the Parent nor the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violation the provisions of Regulations T, U or X of the Board.

SECTION 3.13.  Subsidiaries.  Except as set forth on Schedule 3.13 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders) that shall be a supplement to Schedule 3.13, the Borrower has no Subsidiaries other than Penn Virginia Resource Holdings Corp. and its Subsidiaries.  Schedule 3.13 identifies each Subsidiary (other than Penn Virginia Resource Holdings Corp. and its Subsidiaries) as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a wholly-owned Subsidiary.

SECTION 3.14.  Jurisdiction of Incorporation or Organization.  The jurisdiction of organization, name as listed in the public records of its jurisdiction of organization and location of the principal place of business or, if it has more than one place of business, the chief executive office of the Parent, the Borrower and each Restricted Subsidiary is set forth on Schedule 3.13 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 5.01(k) in accordance with Section 9.01).

SECTION 3.15.  Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) after the Effective Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Effective Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) owned by the Parent, the Borrower or any of the Restricted Subsidiaries is deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties) owned by the Parent, the Borrower or any of the Restricted Subsidiaries.

SECTION 3.16.  Insurance.  The Parent or the Borrower has, and has caused all of the Restricted Subsidiaries to have, (i) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the Borrower and the Restricted Subsidiaries.  The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies.

SECTION 3.17.  Gas Imbalances, Prepayments.  Except as set forth on Schedule 3.17 or as disclosed in writing to the Administrative Agent and the Lenders in connection with the most recently delivered Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments that would require the Parent, the Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from their respective Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two Bcf of gas (or its equivalent) of gas in the aggregate on a net basis.

SECTION 3.18.  Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 3.18, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Parent and the Borrower represent that they or the Restricted Subsidiaries are receiving a price for all production sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Parent’s, the Borrower’s or the Restricted Subsidiaries’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) and that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

SECTION 3.19.  Hedging Transactions.  Schedule 3.19 sets forth, as of the Effective Date, a true and complete list of all Swap Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Parent, the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

SECTION 3.20.  Restriction on Liens.  None of the Parent, the Borrower or any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than instruments creating Liens permitted by Sections 6.02, but then only on the Property subject of such Lien), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their respective assets or Properties to secure the Secured Obligations and the Loan Documents.

SECTION 3.21.  Intellectual Property.  The Parent, the Borrower and the Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.22.  Material Personal Property.  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Parent, the Borrower or any of the Restricted Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Parent, the Borrower or any of the Restricted Subsidiaries, in a manner consistent with the Parent’s, the Borrower’s or the Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 3.22 could not reasonably be expect to have a Material Adverse Effect).

SECTION 3.23.  Business.  The Parent, the Borrower and the Restricted Subsidiaries have not conducted and are not conducting any business other than businesses relating to the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons, Hydrocarbon Interests and the Oil and Gas Properties and related activities.

SECTION 3.24.  Solvency.  None of the Parent, the Borrower or any Restricted Subsidiary (i) is “insolvent” (within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Conveyance Act or Section 2 of the Uniform Fraudulent Transfer Act) or will become insolvent as a result of the incurrence of any obligation under this Agreement or any other Loan Document to which it is a party; or (ii) has unreasonably small capital (after giving effect to the transactions contemplated in this Agreement or any other Loan Document to which it is a party) for the conduct of its existing and contemplated business.  Each of the Parent, the Borrower and the Restricted Subsidiaries is able to perform its contingent obligations and other commitments as they mature in the normal course of business.

SECTION 3.25.  Licenses, Permits, Etc.  The Borrower and each of the Restricted Subsidiaries possess such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Governmental Authorities, as are necessary to carry on their business as now conducted and as proposed to be conducted, except to the extent a failure to obtain any such item could not reasonably be expected to result in a Material adverse Effect.

SECTION 3.26.  Fiscal Year.  The fiscal year of the Parent and the Borrower is January 1 through December 31.

SECTION 3.27.  Seniority Designation.  For the purposes of the Unsecured Notes Documents or any Permitted Refinancing Indebtedness, the Secured Obligations have been irrevocably designated as “senior indebtedness” (or such other applicable term denoting seniority) ranking, as applicable, equally in right of payment with any senior unsecured notes (including any such notes that are convertible) issued under such Unsecured Notes Documents and senior in right of payment to any subordinated unsecured notes or senior subordinated unsecured notes (including any such notes that are convertible) issued under such Unsecured Notes Documents without giving effect to rights in the Collateral of the Administrative Agent, the Issuing Bank, the Lenders and the other beneficiaries thereof.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Credit Agreement.  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Collateral Documents.  The Administrative Agent (or its counsel) shall have received the following documents:  (A) the Guaranty duly completed and executed by the Parent and each Material Domestic Subsidiary that exists on the Effective Date; (B) the Mortgages and all documents and instruments duly completed and executed, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent with respect to such Mortgages; (C) any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender duly executed and completed by the Borrower; and (D) the other Collateral Documents duly completed and executed in a sufficient number of counterparts for recording, if necessary; provided that, to the extent that Administrative Agent receives any such documents in a form other than original counterparts thereof, the Administrative Agent shall be reasonably satisfied that duly completed and executed counterparts thereof, in a sufficient number for recording, if necessary, have been executed by the applicable Credit Party and appropriate arrangements have been made for the prompt delivery thereof to the Administrative Agent or its counsel.  In connection with the execution and delivery of the Collateral Documents, the Administrative Agent shall be reasonably satisfied that, upon the filing or recordation thereof, the Collateral Documents create or continue, as applicable, first priority, perfected Liens (subject only to Liens permitted pursuant to Section 6.02) on at least 70% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(c)           Pledge Agreements.  The Administrative Agent shall have received the Pledge Agreement, dated as of the Effective Date, duly executed and delivered by the Parent, the Borrower and each other Guarantor that owns Equity Interests in any Restricted Subsidiary, together with (as applicable) stock certificates representing 100% of such outstanding Equity Interests, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates, and all documents and instruments, including Uniform Commercial Code Financing Statements (Form UCC-1), required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Pledge Agreement.

(d)           Organizational Documents.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party dated as of the Effective Date, on which the Administrative Agent and the Lenders may conclusively rely until the Administrative Agent receives notice in writing from the Parent or the Borrower to the contrary, certifying:

(i)           that attached to each such certificate are (1) a true and complete copy of the Organizational Documents of such Credit Party, as the case may be, as in effect on the date of such certificate and (2) a true and complete copy of a certificate from the Governmental Authority of the state of such entity’s organization certifying that such entity is duly organized and validly existing in such jurisdiction;

(ii)          that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of such Credit Party, as applicable, authorizing the execution, delivery and performance of each of the Loan Documents to which such Credit Party is or is intended to be a party; and

(iii)         as to the incumbency and specimen signature of each officer of such Credit Party (1) who is authorized to execute the Loan Documents to which such Credit Party is or is intended to be a party and (2) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby.

(e)           Qualification and Good Standing.  The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence and good standing of the Parent, the Borrower and each Guarantor in the jurisdiction of its organization and the qualification as a foreign entity and good standing of the Parent, the Borrower and each Guarantor in each other jurisdiction with respect to which a Mortgage is being delivered by the Parent, the Borrower or such Guarantor, as applicable, pursuant to this Section 4.01.

(f)          Legal Opinions.  The Administrative Agent shall have received a written legal opinion addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance satisfactory to the Administrative Agent from (i) Nancy M. Snyder, Esq., as general counsel to the Parent, the Borrower and the Guarantors, (ii) Thompson Knight LLP, special Texas counsel to the Parent and the Borrower, and (iii) local counsel in each of the following states:  Mississippi, Oklahoma and West Virginia.  The Parent and the Borrower hereby request such counsel to deliver such opinion.

(g)          UCC and Lien Searches.  The Administrative Agent shall have received appropriate UCC search certificates for the Parent, the Borrower and each Guarantor in its jurisdiction of organization, and any other jurisdiction reasonably requested by the Administrative Agent, reflecting no prior liens or security interests encumbering the Collateral other than those being assigned or released on or prior to the Effective Date and those permitted by Section 6.02.

(h)           Insurance.  The Administrative Agent and the Lenders shall have received certificates, dated within 15 days of the Effective Date, from the Parent’s insurers reflecting (a) compliance with all of the insurance required by Section 5.05 and by the Collateral Documents and (b) that such insurance is in full force and effect.

(i)            Compliance Certificate.  The Administrative Agent shall have received from the Parent and the Borrower a compliance certificate substantially in the form of Exhibit C.

(j)            Financial Statements.  The Administrative Agent shall have received the financial statements described in Section 3.04(a).

(k)           Initial Reserve Report.  The Administrative Agent shall have received a reserve engineering report as of December 31, 2008, prepared by one or more Approved Petroleum Engineers, as supplemented by a reserve report as of June 30, 2009 prepared by or under the supervision of the chief engineer of the Parent (which supplemental reserve report shall be certified by the chief engineer of the Parent as being true and accurate and having been prepared in accordance the procedures used to prepare the December 31, 2008 engineering report) (collectively, the “Initial Reserve Report”) with respect to the value of the Oil and Gas Properties of the Parent, the Borrower and the Restricted Subsidiaries acceptable to the Administrative Agent using such reasonable assumptions as the Administrative Agent shall specify (including such discount rates and projected hydrocarbon price assumptions) and such other reserve, engineering, geological and title information as may be requested by the Administrative Agent.

(l)            Existing Credit Agreement.  The Administrative Agent shall have received satisfactory evidence that the Existing Credit Facility and the other “Loan Documents” defined therein shall have been repaid in full and terminated and all Liens related thereto shall be fully released.

(m)         Subordination Agreement.  The Administrative Agent shall have received the Subordination Agreement from each Unrestricted Subsidiary designated as on Schedule 4.01(m) duly executed by each such Unrestricted Subsidiary.

(n)          Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by and on behalf of the Parent, the Borrower or any other Credit Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  The Administrative Agent and its counsel shall have received all information, approvals, documents or instruments as the Administrative Agent or its counsel may reasonably request.

(o)          Fees and Expenses.  The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable pursuant to this Agreement or any other Loan Document on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Credit Party hereunder or under any other Loan Document.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Parent, the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects, or, to the extent that a particular representation or warranty is qualified as to materiality, such representation or warranty shall be true and correct, in each case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(d)           The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.06(b), as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:

SECTION 5.01.  Financial Statements; Other Information.  The Parent or the Borrower, as applicable, will furnish to the Administrative Agent and each Lender:

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, the audited consolidated statements of income, shareholders’ equity, changes in financial position and cash flow of the Parent and its Subsidiaries, and the related audited consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by either (x) with respect to any audited financial statements, the related opinion of independent public accountants of recognized national standing acceptable to the Administrative Agent which opinion shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, or (y) with respect to any unaudited financial statements, the certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period;

(b)           as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, consolidated statements of income, shareholders’ equity, changes in financial position and cash flow of the Parent and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of an Authorized Officer, which certificate shall state that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(c)           at the time it furnishes each set of financial statements under Sections 5.01(a) and (b) above, a certificate substantially in the form of Exhibit C executed by an Authorized Officer (A) certifying as to the matters set forth therein and stating that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail) and (B) setting forth in reasonable detail the computations necessary to determine whether the Parent, the Borrower and the Restricted Subsidiaries are in compliance with Section 6.09 as of the end of the respective fiscal quarter or fiscal year;

(d)           promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent, the Borrower or any of the Restricted Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent, the Borrower or any Restricted Subsidiary, and a copy of any response by the Parent, the Borrower or any such Restricted Subsidiary, or the Board of Directors of the Parent, the Borrower or any such Restricted Subsidiary, to such letter or report;

(e)           promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Parent to shareholders generally and each Form 10-K, Form 10-Q, registration statement or prospectus filed by the Parent with any securities exchange or the SEC;

(f)           promptly after the furnishing thereof, copies of any financial statement, report or notice (other than ministerial notices) furnished to any Person pursuant to the terms of any preferred stock designation, indenture (including any Unsecured Notes Indenture), loan or credit or other similar agreement in respect of Indebtedness in excess of $10,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.01;

(g)           promptly following the written request from the Administrative Agent thereof, a list of all Persons purchasing Hydrocarbons from the Parent, the Borrower or any Restricted Subsidiary accounting for at least 80% in the aggregate of the revenues resulting from the sale of all Hydrocarbons in the six-month period prior to the “as of” date of the most recently delivered Reserve Report;

(h)           together with the delivery of the financial information to be supplied under Sections 5.01(a) and (b), a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Parent, the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 3.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement;

(i)           concurrently with any delivery of financial statements under Section 5.01(a), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 5.05, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies;

(j)           prompt written notice (and in any event within 30 days prior thereto) of any change in (i) any Credit Party’s corporate name, (ii) the location of any Credit Party’s chief executive office or principal place of business, (iii) the Credit Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) any Credit Party’s jurisdiction of organization or such Credit Party’s organizational identification number in such jurisdiction of organization and (v) any Credit Party’s federal taxpayer identification number;

(k)           promptly, but in any event, by the time specified in any of Sections 5.17, 5.20 or 6.13, as applicable, written notice of the transactions, events or circumstances described in such Section for which notice is required to be given;

(l)           at the time it furnishes each set of financial statements under Sections 5.01(a) or (b) above, a certificate executed by an Authorized Officer of the Parent certifying as to the aggregate amount of all outstanding intercompany Indebtedness permitted pursuant to Section 6.01(g) as of the end of the respective fiscal year or fiscal quarter and setting forth in reasonable detail the Unrestricted Subsidiary payor and the recipient with respect thereto, whether a Subordination Agreement from such payor has been provided to the Administrative Agent (which Subordination Agreement shall remain in full force and effect as of the date of such certificate) and such additional information related thereto as the Administrative Agent may request; and

(m)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent, the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to be delivered hereunder upon such filing with the SEC on the date of such filing.

SECTION 5.02.  Notices of Material Events.  The Parent or the Borrower, as applicable, will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the commencement of any legal or arbitral proceedings, and of all proceedings before any Governmental Authority filed against the Parent, the Borrower or any Restricted Subsidiary, except proceedings that, if adversely determined, could not reasonably be expected to result in liability not fully covered by insurance, subject to normal deductibles, in excess of $10,000,000 (whether individually or in the aggregate);

(c)           in the event the amount of contested taxes or claims not previously disclosed in the financial statements delivered under Section 5.01(a) and Section 5.01(b) above exceeds $10,000,000 in the aggregate at any one time, prompt written notice from an Authorized Officer describing such circumstances, in detail satisfactory to the Administrative Agent;

(d)           prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event to Oil and Gas Properties subject to any Mortgage or the commencement of any action or proceeding for the taking of any Oil and Gas Properties subject to any Mortgage with a value exceeding $10,000,000 under power of eminent domain or by condemnation, nationalization or similar proceeding;

(e)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent, the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $10,000,000; and

(f)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of the Parent (or the Borrower, if applicable) setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of their business, except where the failure to so preserve, renew or keep could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations, Taxes and Material Claims.  Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay the Obligations according to the terms set forth in this Agreement and the Loan Documents and do and perform every act and discharge all of the obligations to be performed and discharged by them under this Agreement and the Loan Documents, at the time or times and in the manner specified.  The Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, pay (a) all taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or might become a Lien (other than Liens permitted pursuant to Section 6.02) on any of its assets; provided, however, that no payment of taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no Oil and Gas Property subject to any Mortgage with a value in excess of $10,000,0000 is subject to levy or execution, (ii) the Parent, as and to the extent required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.

(a)           Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to: (i) except as permitted in Section 6.03, preserve and maintain its existence and all of its material rights, privileges and franchises and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; (ii) keep books of record and account in accordance with GAAP; (iii) comply with all Governmental Requirements if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect; and (iv) keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance against risks as is usually carried by such Persons.  The loss payable clauses or provisions in such insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and naming the Administrative Agent and the Lenders as “additional insureds” and shall provide that the insurer will endeavor to give at least 10 days’ prior notice of any cancellation to the Administrative Agent.

(b)           Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, operate its Properties or cause such Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable Environmental Laws and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c)           Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, at its own respective expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its material Oil and Gas Properties and other material Properties will be preserved and maintained, except to the extent such failure to so preserve and keep could not reasonably be expected to have a Material Adverse Effect.  Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, promptly:  (a) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, and (b) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except in each case of clauses (a) and (b) to the extent such failure could not reasonably be expected to have a Material Adverse Effect and except for dispositions permitted by Section 6.13.  Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  To the extent that none of the Parent, the Borrower or any Restricted Subsidiary is the operator of such Property, the Parent and the Borrower shall use reasonable efforts to cause the operator to comply with this Section 5.05(c).

SECTION 5.06.  Books and Records; Inspection Rights.  Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07.  Compliance with Laws.  Each of the Parent and the Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Loans and Letters of Credit will be used only for (i) providing working capital for the Parent, the Borrower and the Restricted Subsidiaries and for other general corporate purposes, (ii) financing capital expenditures and acquisitions (other than acquisitions of “margin stock”) of the Parent, the Borrower and the Restricted Subsidiaries, (iii) providing for letters of credit for the account of the Parent, the Borrower and the Restricted Subsidiaries and (iv) purchasing, refinancing, restructuring, rearranging, renewing, extending and continuing the outstanding Indebtedness under the Existing Credit Facility.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  Letters of Credit will be issued only to support general corporate purposes of the Parent, the Borrower and the Restricted Subsidiaries.

SECTION 5.09.  Environmental Matters.

(a)           Each of the Parent and the Borrower will, and will cause each Restricted Subsidiary to, establish and implement such procedures as may be reasonably necessary to continuously determine and assure that any failure of the following could not reasonably be expected to have a Material Adverse Effect: (a) all Property of the Parent, the Borrower and the Restricted Subsidiaries and the operations conducted thereon and other activities of the Parent, the Borrower and the Restricted Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (b) no oil, oil and gas production or exploration wastes, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (c) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and (d) no oil, oil and gas exploration and production wastes or hazardous substances or solid wastes are released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.

(b)           The Parent or the Borrower will promptly notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority against the Parent, the Borrower or any of the Restricted Subsidiaries or their Properties of which the Parent or the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Parent or the Borrower reasonably anticipates that such action will result in liability, not fully covered by insurance, subject to normal deductibles (whether individually or in the aggregate) in excess of $10,000,000.

SECTION 5.10.  Further Assurances.  The Parent and the Borrower will, at their expense, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the covenants and agreements of the Parent, the Borrower or any Restricted Subsidiary, as the case may be, in this Agreement or any other Loan Document, or to further evidence and more fully describe the Collateral, or to correct any omissions in this Agreement or any other Loan Document, or to state more fully the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

SECTION 5.11.  Reserve Reports.

(a)           On or before April 1 and October 1 of each year, the Parent or the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report.  The Reserve Report as of December 31 of each year shall be prepared (x) by one or more Approved Petroleum Engineers or (y) by or under the supervision of the chief engineer of the Parent (who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report) and audited by one or more Approved Petroleum Engineers.  The June 30 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Parent, who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)           In the event of an unscheduled redetermination of the Borrowing Base, the Parent or the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Parent who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report.  For any unscheduled redetermination requested by the Required Lenders or the Parent or the Borrower pursuant to Section 2.04(e), the Parent or the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than 30 days following the receipt of such request.

(c)           With the delivery of each Reserve Report, the Parent or the Borrower shall provide to the Administrative Agent and the Lenders, a certificate from an Authorized Officer certifying that, to his knowledge (after reasonable inquiry) and in all material respects:  (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Parent, the Borrower or the Restricted Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 6.02, (c) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Parent, the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (d) none of such Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list the Oil and Gas Properties sold and in such detail as reasonably required by the Majority Lenders, and (e) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are subject to Mortgages.

SECTION 5.12.  Title Information.

(a)           On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 5.11, the Parent or the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 75% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(b)           If the Parent and the Borrower have provided title information for additional Properties under Section 5.12(a), the Parent and the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 6.02 raised by such information, (ii) substitute acceptable proved Oil and Gas Properties with no title defects or exceptions (except for Liens permitted pursuant to Section 6.02) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 75% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.

(c)           If the Parent and the Borrower are unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or if neither the Parent nor the Borrower complies with the requirements to provide acceptable title information covering 75% of the total value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default or an Event of Default, but instead the Administrative Agent and the Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent or the Lenders are not satisfied with title to any such Oil and Gas Property after the 60-day period has elapsed and the value attributed to all such unacceptable Oil and Gas Property during any period between two successive regularly scheduled Redetermination Dates, when aggregated with (A) the net reduction (determined in accordance with Section 5.17) in the value attributable to the Credit Party’s Swap Agreements during such period and (B) the Fair Market Value assigned to any Oil and Gas Properties (or Restricted Subsidiaries owning Oil and Gas Properties) sold, transferred, assigned or conveyed pursuant to Section 6.13 during such period by the Required Lenders in good faith in determining the Borrowing Base then in effect, exceeds five percent (5%) of the Borrowing Base then in effect, the Administrative Agent and the Required Lenders shall have the right to reduce the Borrowing Base in accordance with Section 2.04.

SECTION 5.13.  Additional Collateral; Additional Guarantors.

(a)           In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Oil and Gas Properties subject to Mortgages to ascertain whether such Oil and Gas Properties represent at least 75% of the total value of the proved Oil and Gas Properties evaluated in the most recent Reserve Report and included in the Borrowing Base after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Oil and Gas Properties subject to Mortgages do not represent at least 75% of such total value, then the Parent or the Borrower shall, and shall cause the Restricted Subsidiaries to, grant to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (subject only to Liens permitted pursuant to Section 6.02) on additional Oil and Gas Properties not already subject to a Lien of the Collateral Documents such that after giving effect thereto, the Oil and Gas Properties subject to Mortgages will represent at least 75% of such total value.  All such Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements or other Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 5.13(b).

(b)           The Parent and the Borrower shall promptly cause each Restricted Subsidiary that either (x) is or becomes a Material Domestic Subsidiary or (y) has guaranteed the Unsecured Notes or other Material Indebtedness, in each case, to guarantee the Secured Obligations pursuant to a Guaranty.  In connection with any such guaranty, the Parent and the Borrower shall, or shall cause (i) such Restricted Subsidiary to execute and deliver a Guaranty, (ii) the parent of such Restricted Subsidiary to pledge all of the capital stock of such Restricted Subsidiary (including, without limitation, delivery of original stock certificates evidencing the capital stock of such Restricted Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

SECTION 5.14.  ERISA Information and Compliance.  As soon as available, and in any event, within 10 days after the Parent or the Borrower obtains knowledge of any of the following, the Parent or the Borrower will furnish and will cause each ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (a) a written notice signed by an Authorized Officer describing the occurrence of any ERISA Event or of any material “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, and specifying what action the Parent, the Borrower or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (b) copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan and (c) a written notice of the Parent’s, the Borrower’s or an ERISA Affiliate’s participation in a Multiemployer Plan.  With respect to each Plan (other than a Multiemployer Plan), the Parent or the Borrower will, and will cause each ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any material late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

SECTION 5.15.  Business of the Borrower.  The primary business of the Parent, the Borrower and the Restricted Subsidiaries is and will continue to be the acquisition, exploration, development, financing, ownership, operation, production, maintenance, storage, transportation, gathering, processing and marketing of Hydrocarbons, Hydrocarbon Interests and Oil and Gas Properties and related activities.

SECTION 5.16.  Permits, Licenses.  Each of the Parent and the Borrower shall, and shall cause each Restricted Subsidiary to, maintain all material patents, copyrights, trademarks, service marks and trade names necessary to conduct its business, including, without limitation all consents, permits, licensees and agreements material to its Oil and Gas Properties, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.17.  Swap Agreement Termination.  To the extent that, during any period between two successive regularly scheduled Redetermination Dates, (a) the Parent, the Borrower or any Restricted Subsidiary changes the material terms of any commodity-price Swap Agreement, terminates any such Swap Agreement or enters into a new commodity-price Swap Agreement that has the effect of creating an off-setting position and the product of (i) the amount of the decrease in the notional volumes covered by such Swap Agreement times (ii) the excess of (x) the strike or fixed rate payor price over (y) the “price deck” used in calculating the Borrowing Base then in effect, when aggregated with (A) the value attributed to all title defects with respect to Borrowing Base Properties identified during such period and (B) the Fair Market Value assigned to any Oil and Gas Properties (or Restricted Subsidiaries owning Oil and Gas Properties) by the Required Lenders in good faith in determining the Borrowing Base then in effect that have been sold, transferred, assigned or conveyed pursuant to Section 6.13 during such period, exceeds five percent (5%) of the Borrowing Base then in effect, the Parent or the Borrower will give the Administrative Agent and the Lenders prompt written notice of such event and the Administrative Agent and the Required Lenders shall have the right to reduce the Borrowing Base in accordance with Section 2.04 promptly following receipt of such notice.

SECTION 5.18.  Restricted Subsidiaries.  Except as permitted by Sections 6.03 and 6.13, at all times, the Parent and the Borrower shall directly or indirectly through a wholly-owned Restricted Subsidiary retain full, absolute and unencumbered title to all of the issued and outstanding stock or other ownership interests in each Restricted Subsidiary

SECTION 5.19.  Agreements Respecting Unrestricted Subsidiaries.  The Parent and the Borrower shall, and shall cause each Restricted Subsidiary to, operate each Unrestricted Subsidiary in such a manner as to make it apparent to all creditors of such Unrestricted Subsidiary that such Unrestricted Subsidiary is a legal entity separate and distinct from the Parent, the Borrower or any Restricted Subsidiary and, as such, is solely responsible for its debts and other obligations (including maintaining separate books of account).

SECTION 5.20.  Additional Covenants Upon Issuance of Unsecured Notes.  If the Parent issues any additional Unsecured Notes permitted under Section 6.01(j) hereof, the Parent shall:

(a)           deliver, or cause to be delivered, to the Administrative Agent not later than five Business Days following the date on which any prospectus or offering memorandum prepared in connection with the original issuance of any Unsecured Notes is delivered to the prospective or actual holders of the Unsecured Notes, a final, true and correct copy of such prospectus or offering memorandum;

(b)           deliver to the Administrative Agent not more than 10 Business Days after the date of issuance of any Unsecured Notes by the Parent, a true and correct copy of the Unsecured Notes Indenture (or any supplement (if any) to the Unsecured Notes Indenture) entered into by the Parent in connection with the Unsecured Notes;

(c)           deliver to the Administrative Agent concurrently with the issuance of any Unsecured Notes, a certificate of an Authorized Officer confirming such issuance and setting forth the aggregate principal amount of Unsecured Notes issued;

(d)           deliver to the Administrative Agent and the Lenders promptly such other related materials evidencing the issuance of the Unsecured Notes as the Administrative Agent may reasonably request; and

(e)           if, after giving effect to the issuance of any Unsecured Notes and the automatic reduction of the Borrowing Base pursuant to Section 6.01(j), the aggregate outstanding Credit Exposure would exceed the Borrowing Base as so reduced, repay Loan and cash collateralize Letters of Credit in accordance with Section 2.11(a).

SECTION 5.21.  Certain Post-Effective Date Matters.  Not later than 60 days after the Effective Date, the Parent and the Borrower shall, or shall cause one or more of the Restricted Subsidiaries to, deliver to the Administrative Agent (a) additional Mortgages duly completed and executed in a sufficient number of counterparts for recording, if necessary, and all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent with respect to such Mortgages to create first priority, perfected Liens (subject only to Liens permitted pursuant to Section 6.02) on additional Oil and Gas Properties such that, when aggregated with the total value of the Oil and Gas Properties covered by the Mortgages delivered pursuant to Section 4.01(b)(B), at least 75% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report are covered by a first priority, perfected Liens (subject only to Liens permitted pursuant to Section 6.02), (b) such title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title with respect to those Oil and Gas Properties covered by a Mortgage (including any Mortgage delivered under Section 4.01(b)) that were not previously covered by a mortgage under the Existing Credit Facility, (c) a written legal opinion addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance satisfactory to the Administrative Agent from (i) Nancy M. Snyder, Esq., as general counsel to the mortgagors under such additional Mortgages, and (ii) local counsel in each jurisdiction where such additional Mortgages are to be recorded (and the Parent and the Borrower hereby request such counsel to deliver such opinion) and (d) a schedule of the Oil and Gas Properties evaluated in the Initial Reserve Report that are subject to Mortgages after giving effect to the additional Mortgages delivered pursuant to clause (a) above.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:

SECTION 6.01.  Indebtedness.  The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           the Obligations arising under this Agreement or any other Loan Document or any guaranty of or suretyship arrangement for the Obligations arising under any Loan Document;

(b)           Indebtedness under the Unsecured Notes outstanding on the Effective Date listed on Schedule 6.01(b), and any Permitted Refinancing Indebtedness in respect thereof;

(c)           Indebtedness of the Parent, the Borrower or any Restricted Subsidiary existing on the Effective Date (other than Indebtedness under Unsecured Notes outstanding on the Effective Date) that is listed on Schedule 6.01(c), and any refinancings, renewals or extensions (but not increases) thereof;

(d)           Indebtedness under Capital Leases (as required to be reported on the consolidated financial statements of the Parent pursuant to GAAP) not to exceed $10,000,000;

(e)           Indebtedness associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(f)           unsecured intercompany Indebtedness between (a) any of the Parent, the Borrower and any Restricted Subsidiary or (b) any Restricted Subsidiaries to the extent permitted by Section 6.04(d); provided that any such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Parent, the Borrower or a Restricted Subsidiary, and provided further that any such Indebtedness owed by the Borrower or any Guarantor to any (other) Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guaranty;

(g)           to the extent that it constitutes Indebtedness, unsecured intercompany Indebtedness owed by any of the Parent, the Borrower and any Restricted Subsidiary to any Unrestricted Subsidiary (x) existing on the Effective Date (together with any capitalized interested with respect thereto) or (y) in respect of the proceeds of (i) distributions or dividends from an MLP or (ii) sales of Equity Interests of an MLP, in each case, actually paid in cash by such Unrestricted Subsidiary to any of the Parent, the Borrower or any Restricted Subsidiary; provided that, in each case, any such Indebtedness (if any) is not held, assigned, transferred, negotiated or pledged to any Person other than a wholly-owned Subsidiary of the Parent, and provided further that any such Indebtedness shall be subordinated to the Secured Obligations on terms set forth in the Subordination Agreement;

(h)           endorsements of negotiable instruments for collection in the ordinary course of business;

(i)           other Indebtedness (not included under subsections (a) through (h) of this Section 6.01) not to exceed $25,000,000 in the aggregate at any one time outstanding; and

(j)           unsecured Indebtedness under (a) Unsecured Notes (other than the Unsecured Notes outstanding on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof) and any Guarantees of any Credit Party in respect thereof, in an aggregate principal amount not exceeding $120,000,000 at any time outstanding, provided that (1) such Unsecured Notes and any Unsecured Notes Indenture under which such Unsecured Notes are issued contain customary terms and conditions for unsecured notes of similar type and of like tenor and amount and do not contain any covenants (other than in connection with a change of control or other fundamental change affecting the Parent or a termination of trading with respect to the Parent’s capital stock) that are more onerous to the Parent, the Borrower and the Restricted Subsidiaries than those imposed by this Agreement or the other Loan Documents, (2) the final stated maturity date of such Unsecured Notes and the average life of such Unsecured Notes (based on the stated final maturity date and payment schedule provided at the date of issuance of such Unsecured Notes) shall not be earlier than 91 days after the Maturity Date (as in effect on the date of issuance of such Unsecured Notes) and (3) at the time of and immediately after giving effect to each incurrence of such Indebtedness, no Default shall have occurred and be continuing, and provided further that immediately upon any incurrence of Indebtedness permitted by this clause (k), the Borrowing Base then in effect shall be automatically reduced by an amount equal to 30% of the aggregate principal amount of such Indebtedness incurred (calculated at the face amount of the Indebtedness incurred without giving effect to any original issue discount) and (b) any Permitted Refinancing Indebtedness in respect thereof.

SECTION 6.02.  Liens.  The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)           Liens securing the payment of any Secured Obligations;

(b)           Permitted Liens;

(c)           Liens securing leases giving rise to Indebtedness allowed under Section 6.01(d) but only on the Property under lease;

(d)           Liens disclosed on Schedule 6.02;

(e)           any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses in this Section 6.02; provided that any such Indebtedness is not increased beyond the amount thereof outstanding on the Effective Date (other than increases associated with the capitalization of refinancing costs) and is not secured by any additional assets; and

(f)           additional Liens upon Property that does not constitute Collateral created after the date hereof, provided that the aggregate obligations secured thereby and incurred on or after the date hereof shall not exceed $5,000,000 in the aggregate at any one time outstanding.

SECTION 6.03.  Fundamental Changes.  (a) Each of the Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), except as permitted pursuant to Section 6.13, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Parent or the Borrower in a transaction in which the Parent or the Borrower, respectively, is the surviving Person, (ii) any Person may merge into any Guarantor in a transaction in which the surviving entity is wholly-owned, directly or indirectly, by the Borrower and such surviving entity is such Guarantor or expressly assumes in writing (in form and substance satisfactory to the Administrative Agent) all obligations of such Guarantor under the Loan Documents, (iii) any Person may merge into any Restricted Subsidiary that is not a Guarantor in a transaction in which the surviving entity is wholly-owned, directly or indirectly, by the Borrower and, if such surviving entity constitutes a Material Domestic Subsidiary, the Parent, the Borrower and such surviving entity comply with the requirements of Section 5.13, (iv) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Parent, the Borrower or another Restricted Subsidiary and (v) any Restricted Subsidiary may liquidate or dissolve if the Parent or the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Parent and the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)           The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Parent, the Borrower and the Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.  From and after the date hereof, the Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States or form or acquire any Subsidiary organized under any jurisdiction outside of the United States.

SECTION 6.04.  Investments, Loans and Advances.  Each of the Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any loans or advances to or Investments in any Person, except that the foregoing restriction shall not apply to:  (a) Investments reflected in the financial statements delivered pursuant to Section 3.04(a) or that are disclosed to the Lenders on Schedule 6.04; (b) Permitted Investments; (c) accounts receivable arising in the ordinary course of business; (d) Investments made by (i) the Parent in or to the Borrower or the Guarantors, (ii) the Borrower in or to the Guarantors, (iii) any Restricted Subsidiary in the Borrower or any Guarantor or (iv) the Parent, the Borrower or any Restricted Subsidiary in or to all other Domestic Subsidiaries that are not Guarantors in an aggregate amount at any one time outstanding not to exceed $10,000,000; (e) Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements that are usual and customary in the oil and gas exploration and production business; (f) Permitted Corporate Acquisitions; and (g) other Investments, including Investments in Unrestricted Subsidiaries, not to exceed $25,000,000 in the aggregate at any time outstanding.

SECTION 6.05.  Hedging Transactions.  Each of the Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, enter into:

(a)           any Swap Agreement in respect of commodities except for Swap Agreements with an Approved Counterparty the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date any such Swap Agreement is executed, the lesser of:

(i)           80% of the Parent’s, the Borrower’s and the Restricted Subsidiaries’ reasonably anticipated projected production of crude oil and condensate (with respect to crude oil and condensate related transactions) for each month in the period during which such Swap Agreement is in effect and 80% of the Parent’s, the Borrower’s and the Restricted Subsidiaries’ projected production of natural gas (with respect to natural gas related transactions) for each month in the period during which such Swap Agreement is in effect, in each case, from proved Hydrocarbon Interests as set forth on the most recent Reserve Report; and

(ii)          90% of the Parent’s, the Borrower’s and the Restricted Subsidiaries’ reasonably anticipated projected production of crude oil and condensate (with respect to crude oil and condensate related transactions) for each month in the period during which such Swap Agreement is in effect and 90% of the Parent’s, the Borrower’s and the Restricted Subsidiaries’ projected production of natural gas (with respect to natural gas related transactions) for each month in the period during which such Swap Agreement is in effect, in each case, from proved developed producing Hydrocarbon Interests as set forth on the most recent Reserve Report; or

(b)           any Swap Agreement with respect to the interest rate on any Indebtedness except for Swap Agreements with one or more Approved Counterparties and provided that the aggregate notional principal amount of all Indebtedness that is the subject of all such Swap Agreements does not exceed the outstanding principal amount of Indebtedness for borrowed money.

For purposes of clause (a) of this Section 6.05, forecasts of projected production shall equal the projections for proved Hydrocarbon Interests or proved developed producing Hydrocarbon Interests, as applicable, set out in the most recent Reserve Report as revised to account for any increase or decrease therein anticipated because of information obtained by the Parent and the Borrower subsequent to the publication of the most recent Reserve Report, including the Parent’s or Borrower’s internal forecasts of production decline rates for existing wells and additions to or deletions from anticipated future production from new wells and acquisitions coming on stream or failing to come on stream.

SECTION 6.06.  Restricted Payments.  The Parent will not directly or indirectly declare or pay or incur any liability to pay, and the Parent will not permit the Borrower or any Restricted Subsidiaries to directly or indirectly declare or pay, or incur any liability to pay any dividends or other distributions; provided that (i) the Borrower or any Restricted Subsidiary may pay dividends or make distributions to the Parent, the Borrower or any other Restricted Subsidiary and (ii) if no Borrowing Base Deficiency then exists and no Event of Default or Default has occurred and is continuing or would result therefrom, the Parent may (a) declare and pay dividends solely in additional shares of Equity Interests of the Parent, (b) repurchase or redeem shares of its capital stock issued to its employees, officers or directors in an amount not to exceed $1,000,000 in any 12-month period, (c) on or after December 31, 2009, pay cash dividends and distributions to its shareholders from funds legally available for such purpose during any fiscal year in an amount not in excess of $15,000,000, and (d) make any mandatory or optional cash payments or deliveries of the Parent’s capital stock, or any combination thereof, in settlement of its obligations under the 2007 Convertible Notes Indenture upon conversion or required repurchase of any 2007 Convertible Notes or the Call Spread Transaction.

SECTION 6.07.  Transactions with Affiliates.  The Parent and the Borrower will not, and will not permit any Restricted Subsidiaries to, sell, lease or otherwise transfer any Property or assets to, or purchase, lease or otherwise acquire any Property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Parent, the Borrower and the Restricted Subsidiaries), except (a) on terms and conditions not less favorable to the Parent, the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Parent, the Borrower and any Restricted Subsidiary not involving any other Affiliate and (c) any payments permitted by Section 6.06.

SECTION 6.08.  Restrictive Agreements.  The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent, the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions to the Borrower or the ability of the Borrower or any Restricted Subsidiary to pay dividends or other distributions to the Parent, in each case, with respect to any shares of its capital stock or to make or repay loans or advances to the Parent or the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Parent, the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by this Agreement or the Unsecured Notes Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided that such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09.  Financial Covenants.

(a)           Total Debt to EBITDAX Ratio.  The Parent will not, at any time, permit its ratio of Total Debt as of such time to EBITDAX (i) for any period of four consecutive fiscal quarters ending on or prior to June 30, 2011, for which financial statements are available to be greater than 4.0 to 1.0, and (ii) for any period of four consecutive fiscal quarters ending on or after September 30, 2011, for which financial statements are available to be greater than 3.5 to 1.0.  For purposes of calculating Total Debt, at any time that the aggregate Credit Exposure is less than $20,000,000, Total Debt shall be reduced by the aggregate amount of all cash and Permitted Investments held at such time by the Parent, the Borrower or any Restricted Subsidiary.

(b)           Current Ratio.  The Parent will not permit, as of the last day of any fiscal quarter, its ratio of (i) Consolidated Current Assets to (ii) Consolidated Current Liabilities to be less than 1.0 to 1.0.

SECTION 6.10.  Designation and Conversion of Restricted and Unrestricted Subsidiaries; Indebtedness of Unrestricted Subsidiaries.

(a)           Unless designated as an Unrestricted Subsidiary on Schedule 3.13 as of the Effective Date or thereafter pursuant to Section 6.10(b), any Person that becomes a direct or indirect Subsidiary of the Parent or any Restricted Subsidiary shall be classified as a Restricted Subsidiary, provided that any Person that becomes a Subsidiary of an Unrestricted Subsidiary shall be classified as an Unrestricted Subsidiary.

(b)           The Parent or the Borrower may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (i) such designation is made by the Parent or the Borrower in a written notice to the Administrative Agent and (ii) such designation is approved by the Required Lenders.  The Parent or the Borrower may designate any newly formed or newly acquired direct Subsidiary of the Parent, the Borrower or any Restricted Subsidiary as an Unrestricted Subsidiary if (i) such designation is made by the Parent or the Borrower in a written notice to the Administrative Agent and (ii) no Default or Event of Default shall then exist or would result from such designation.  Except as provided in this Section, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)           The Parent or the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Parent, the Borrower and the Restricted Subsidiaries contained in this Agreement and each of the other Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Event of Default or Default would exist or result therefrom and (iii) the Parent or the Borrower complies with the requirements of Sections 5.13.

(d)           The Parent and the Borrower shall not, and shall not permit any Unrestricted Subsidiary to, incur any Indebtedness except as a Non-Recourse Obligation.

SECTION 6.11.  Proceeds of Loans.  The Parent and the Borrower will not permit the proceeds of the Loans or any Letter of Credit to be used for any purpose other than those permitted by Section 5.08.  None of the Parent, the Borrower or any Person acting on behalf of the Parent or the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

SECTION 6.12.  ERISA Compliance.  The Parent and the Borrower will not at any time:  (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Parent, the Borrower or any ERISA Affiliate could be subjected to either a material civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a material tax imposed by Chapter 43 of Subtitle D of the Code with respect to a Plan; (b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, that could result in any liability to the Parent, the Borrower or any ERISA Affiliate to the PBGC that could reasonably be expected to have a Material Adverse Effect; (c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent, the Borrower or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect; (d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan that exceeds $2,000,000; (e) except as provided in Section 6.12(g), permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Parent or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by more than $2,000,000, with the term “actuarial present value of the benefit liabilities” having the meaning specified in section 4041 of ERISA; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan if such action could reasonably be expected to have a Material Adverse Effect; (g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Parent or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained or contributed to, (i) any Multiemployer Plan if the funding status of such Multiemployer Plan is such that a total or partial withdrawal from it by such Person could reasonably be expected to have a Material Adverse Effect or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $2,000,000; (h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA in excess of $2,000,000; or (i) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

SECTION 6.13.  Sale of Properties.  The Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property or any interest in any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Parent, the Borrower or any Restricted Subsidiary or is replaced by equipment of at least comparable value and use; (d) the sale, transfer or other disposition of Equity Interests in Unrestricted Subsidiaries; and (e) sales or other dispositions (including Casualty Events and dispositions resulting from the exercise of eminent domain, condemnation or nationalization) of Oil and Gas Properties or any interest therein or all of the Equity Interests in Restricted Subsidiaries owning Oil and Gas Properties; provided that if such Oil and Gas Properties (or Oil and Gas Properties of such Restricted Subsidiaries) included in the most recently delivered Reserve Report during any period between two successive regularly scheduled Redetermination Dates have a Fair Market Value (individually or in the aggregate) that, when aggregated with (i) the value attributed to all title defects with respect to Borrowing Base Properties identified during such period and (ii) the net reduction (determined in accordance with Section 5.17) in the value attributable to the Credit Party’s Swap Agreements during such period, exceeds five percent (5%) of the Borrowing Base then in effect, the Borrowing Base shall be reduced in an amount equal to the value, if any, assigned such Property by the Required Lenders in good faith in determining the Borrowing Base then in effect; and provided further that if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary.  To determine the amount by which the Borrowing Base shall be adjusted, the Parent or the Borrower shall give the Administrative Agent and the Lenders notice of the proposed sale or other disposition not less than 10 days prior to the date of the proposed sale or other disposition.  The Administrative Agent shall, in good faith and utilizing the Reserve Reports and other data, reports and information delivered in connection with the most recent redetermination of the Borrowing Base (or the initial determination, as applicable), propose to the Lenders a reduction to the Borrowing Base in accordance with the standards set forth in Section 2.04.  Thereafter, the Lenders shall have five days to approve or object to such proposed amount; and any failure to object shall be deemed to be an approval.  In the event there is no approval or deemed approval, the Administrative Agent shall poll the Lenders to ascertain the smallest reduction to the Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders for purposes of this Section 6.13 and such amount shall then be the allocated value of the Property subject to such sale or disposition.

SECTION 6.14.  Environmental Matters.  None of the Parent, the Borrower or any Restricted Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under, any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to result in an Environmental Liability to the Parent, the Borrower or the Restricted Subsidiaries in excess of $10,000,000.

SECTION 6.15.  Subsidiaries.  The Parent and the Borrower shall not, and shall not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary unless the Parent and the Borrower comply with Section 5.13.  The Parent and the Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interest in any Restricted Subsidiary except in compliance with Section 6.13.

SECTION 6.16.  Gas Imbalances, Take-or-Pay or Other Prepayments.  The Parent and the Borrower will not allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Parent, the Borrower or the Restricted Subsidiaries that would require the Parent, the Borrower or any Restricted Subsidiary to deliver Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor in excess of two Bcf of gas (or its equivalent) in the aggregate on a net basis for the Parent, the Borrower and the Restricted Subsidiaries.

SECTION 6.17.  Fiscal Year; Fiscal Quarter.  The Parent and the Borrower shall not, and shall not permit any Subsidiaries to, change its fiscal year or any of its fiscal quarters.

SECTION 6.18.  Repayment of Unsecured Notes; Amendment of Unsecured Notes Documents.  The Parent will not, and will not permit the Borrower or any Subsidiary to:  (i) call, make or offer to make any optional or voluntary Redemption of, or otherwise optionally or voluntarily Redeem, any of the Unsecured Notes or any Permitted Refinancing Indebtedness in respect thereof; provided, however, that the Parent may prepay the Unsecured Notes or any Permitted Refinancing Indebtedness with the proceeds of (A) any Permitted Refinancing Indebtedness, (B) the net cash proceeds of a sale of capital stock (other than Disqualified Stock) of the Parent that is contemporaneous with such Permitted Refinancing Indebtedness or (C) a combination of any Permitted Refinancing Indebtedness and the net cash proceeds of a sale of capital stock (other than Disqualified Stock) of the Parent that is contemporaneous with such Permitted Refinancing Indebtedness; and provided further that so long as (x) no Borrowing Base Deficiency then exists and (y) no Event of Default or Default has occurred and is continuing or would result therefrom, the Parent shall be permitted to make any optional cash payments or deliveries of the Parent’s capital stock, or any combination thereof, in settlement of its obligations under the 2007 Convertible Notes Indenture upon the conversion or required repurchase of any 2007 Convertible Notes thereunder (and, for the avoidance of doubt, nothing in this Section 6.18 shall limit the Parent’s ability to make any scheduled payments or mandatory prepayments with respect to any Unsecured Notes); or (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Unsecured Notes Documents or any Permitted Refinancing Indebtedness if the effect thereof would be to shorten its maturity or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, provided that the foregoing shall not prohibit the execution of (1) supplemental indentures associated with the incurrence of additional Unsecured Notes to the extent permitted by Section 6.01(j), (2) other indentures or agreements in connection with the issuance of Permitted Refinancing Indebtedness, (3) supplemental indentures to add guarantors if required by the terms of any Unsecured Notes Indenture provided such Person complies with Section 5.13(b), or (4) amendments, modifications, waivers or other changes that are acceptable to the Administrative Agent and not materially adverse to the Lenders.

SECTION 6.19.  Marketing Activities.  The Parent and the Borrower will not, and will not permit any of the Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Parent, the Borrower and the Restricted Subsidiaries that the Parent, the Borrower or one of the Restricted Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) that have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

SECTION 6.20.  Sale or Discount of Receivables.  Except for receivables obtained by the Parent, the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent and the Borrower will not, and will not permit any Restricted Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

ARTICLE VII

Events of Default; Remedies; Application of Proceeds

SECTION 7.01.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material  respect when made or deemed made;

(d)           the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to either the Parent’s or the Borrower’s existence) or 5.08 or in Article VI;

(e)           the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Parent or the Borrower (which notice will be given at the request of any Lender);

(f)           the Parent, the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or any Material Swap Obligation, when and as the same shall become due and payable;

(g)           (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, other than a conversion of the 2007 Convertible Notes pursuant to the terms of the 2007 Convertible Notes Indenture, or (ii) a default or early termination event shall occur and be continuing under any Swap Agreement of the Borrower or any Restricted Subsidiary which results in Material Swap Obligations being due by the Borrower or such Restricted Subsidiary, and such Material Swap Obligations are not paid when due or within three Business Days thereafter; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Parent, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Parent, the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           a judgment or judgments for the payment of money in excess of $25,000,000 (net of any amount payable because of insurance) in the aggregate shall be rendered by a court against the Parent, the Borrower or any Restricted Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Parent, the Borrower or such Restricted Subsidiary, as applicable, shall not, within such period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal in good faith therefrom and cause the execution thereof to be stayed during such appeal;

(l)           an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)           the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent, the Borrower or a Guarantor party thereto, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing; or

(n)           any Change in Control occurs;

then, and in every such event (other than an event with respect to the Parent, the Borrower or any Guarantor described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Parent, the Borrower or any Guarantor described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  In the case of the occurrence of an Event of Default, the Administrative Agent, the Issuing Bank and the Lenders will have all other rights and remedies available at law and equity.

SECTION 7.02.      Application of Payments.  Any amount received by the Administrative Agent from the exercise of any rights or remedies hereunder or under any of the Collateral Documents shall be applied by the Administrative Agent to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)           FIRST, to payment of all reasonable costs and expenses of the Administrative Agent incurred in connection with the collection and enforcement of the Secured Obligations or of any security interest granted to the Administrative Agent in connection with any collateral securing the Secured Obligations;

(b)           SECOND, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders and their Affiliates in accordance with the amount of such accrued and unpaid interest and fees owing to each of them;

(c)           THIRD, to payment of the principal of the Obligations, the net early termination payments or other liabilities and obligations under any Lender Party Swap Agreement and any obligations or liabilities under any Lender Party Financial Service Product, in each case, then due and unpaid from the Borrower or any Restricted Subsidiary to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with their respective shares of the aggregate amount of the principal of the Obligations, the net early termination payments or other obligations under any Lender Party Swap Agreement and any other liabilities and obligations under any Lender Party Financial Service Product, in each case, then due and unpaid owing to them;

(d)           FOURTH, to payment of any Secured Obligations (other than those listed above) pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them;

(e)           FIFTH, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(f)           SIXTH, any surplus thereafter remaining shall be paid to the Borrower or its successor or assigns as its or their interests shall appear.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.  Appointment; Powers.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

SECTION 8.02.  Agents as Lenders.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.  Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.  Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06.  Resignation or Removal of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07.  No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  In this regard, each Lender acknowledges that Mayer Brown LLP is acting in this transaction as special counsel to the Administrative Agent only.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with this Agreement and the other Loan Documents and the matters contemplated herein and therein.

SECTION 8.08.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.09.  Authority of Administrative Agent to Execute Collateral Documents and Release Collateral and Liens.  Each Lender and the Issuing Bank hereby empower and authorize the Administrative Agent to execute and deliver to the Parent, the Borrower or the Guarantors, as applicable, on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 6.13 or is otherwise authorized by the terms of the Loan Documents.

SECTION 8.10.  The Arranger, the Co-Syndication Agents and the Co-Documentation Agents.  The arranger, bookrunner, the co-syndication agents and the co-documentation agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to the Parent, to it at Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attention of Steven A. Hartman (Telecopy No. (610) 687-3688), with a copy to Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attention of Nancy M. Snyder (Telecopy No. (610) 687-3688);

(ii)           if to the Borrower, to it at Penn Virginia Holding Corp., 300 Delaware Avenue, Suite 550, Wilmington, Delaware 19801, Attention of Steven A. Hartman (Telecopy No. (302) 225-0625), with a copy to (A) Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attention of Steven A. Hartman (Telecopy No. (610) 687-3688) and (B) Penn Virginia Corporation, Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, Pennsylvania 19087, Attention of Nancy M. Snyder (Telecopy No. (610) 687-3688);

(iii)           if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 10 South Dearborn, Floor 07, Chicago, IL 60603-2003, Attention of Leonida G. Mischke, (Telecopy No. 312-385-7096);

(iv)           if to the Issuing Bank, to it at 10 South Dearborn, Floor 07, Chicago, IL  60603-2003, Attention of Phyllis Huggins (Telecopy No. 312-732-2729); and

(v)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, increase the Borrowing Base or amend the specified approval standards set forth in Section 2.04 without the written consent of each Lender or maintain or decrease the Borrowing Base without the written consent of the Required Lenders, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release any Credit Party from its obligations under the Loan Documents or release all or substantially all of the Collateral for the Obligations arising under this Agreement, except in connection with any sales, transfers, leases, dispositions or other transactions permitted by Section 6.03 or Section 6.13, without the prior written consent of each Lender; provided further that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, or (y) release any of the Collateral, except in connection with any sales, transfers, leases, dispositions or other transactions permitted by Section 6.03 or Section 6.13, without the written consent of the Administrative Agent (it being acknowledged by the Credit Parties that the Administrative Agent may condition such consent on the Credit Parties having assigned, novated, terminated, unwound or otherwise obtained a release from any obligations or liabilities under Swap Agreements (or with respect to projected production of Hydrocarbons hedged thereunder) attributable to the Collateral to be released.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           THE PARENT AND THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”), AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT, THE BORROWER OR ANY OF THE RESTRICTED SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT, THE BORROWER OR ANY OF THE RESTRICTED SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (IT BEING ACKNOWLEDGED AND AGREED THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNITEES BE INDEMNIFIED IN THE CASE OF THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL).

(c)      To the extent that the Parent or the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)     To the extent permitted by applicable law, neither the Parent nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)     All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Issuing Bank and each Lender (and any attempted assignment or transfer by the Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment; and

(C)           the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

provided, however, that no Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to the Parent or any Affiliate of the Parent without the consent of all of the Lenders.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the Commitment Amount of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more individuals to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (with respect to amounts accruing during the period such Lender was a party hereto and for which such Lender was entitled to reimbursement or indemnity) and Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Parent or the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent or the Borrower against any of and all the obligations of the Parent or the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS.

(b)           EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HARRIS COUNTY, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND EACH OF THE PARENT AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE PARENT OR THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)           The Parent and the Borrower hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  (a)  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that (A) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and (B) in any event, it shall be responsible for any subsequent disclosure by such Person in violation hereof), (ii) to the extent requested by any regulatory or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent or the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower.  For the purposes of this Section, “Information” means all information received from the Parent or the Borrower relating to the Parent, the Borrower or their respective businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent or the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE PARENT, THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE PARENT, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE PARENT, THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.  Interest Rate Limitation.  The Parent, the Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 9.13 shall govern and control over every other provision of this Agreement or any other Loan Document that conflicts or is inconsistent with this Section 9.13, even if such provision declares that it controls.  As used in this Section 9.13, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations.  In no event shall the Parent, the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (i) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any other applicable state or (ii) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate.  On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document that directly or indirectly relate to interest shall ever be construed without reference to this Section 9.13, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.  Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

SECTION 9.14.  Collateral Matters; Lender Party Swap Agreements and Lender Party Financial Service Products.  The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall also extend to, secure and be available on a pro rata basis (as set forth in Section 7.03 of this Agreement) to each Lender or Affiliate of a Lender that is (i) a counterparty to a Lender Party Swap Agreement (including any Lender Party Swap Agreement in existence prior to the date hereof) or (ii) a provider under a Lender Party Financial Service Product (including any Lender Party Financial Service Product in existence prior to the date hereof), in each case, with respect to any obligations of the Parent, the Borrower or any Restricted Subsidiary arising under such Lender Party Swap Agreement or Lender Party Financial Service Product, as applicable, but only with respect to any Lender Party Swap Agreement or Lender Party Financial Service Product, and the transactions thereunder, that were entered into while such Person or its Affiliate was a Lender or prior to such time until such obligations are paid in full or otherwise expire or are terminated (and notwithstanding that the outstanding Obligations have been repaid in full and the Commitments have terminated); provided that with respect to any Lender Party Swap Agreement or Lender Party Financial Service Product that remains secured after the counterparty thereto or provider of Financial Service Product thereunder is no longer a Lender or an Affiliate of a Lender or the outstanding Obligations have been repaid in full and the Commitments have terminated, the provisions of Article VIII shall also continue to apply to such counterparty or provider in consideration of its benefits hereunder and each such counterparty or provider shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article VIII.  Notwithstanding the foregoing, no Lender or Affiliate of a Lender (or former Lender or Affiliate of a former Lender) shall have any voting or consent right under this Agreement or any Collateral Document as a result of the existence of obligations owed to it under a Lender Party Swap Agreement or Lender Party Financial Service Product that is secured any Collateral Document.

SECTION 9.15.  No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Parent and the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

SECTION 9.16.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Parent and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Parent and the Borrower, which information includes the name and address of the Parent and the Borrower and other information that will allow such Lender to identify the Parent and the Borrower in accordance with the Patriot Act.

SECTION 9.17.  NO ORAL AGREEMENTS.  THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PENN VIRGINIA HOLDING CORP., as Borrower

By	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Vice President and Treasurer

PENN VIRGINIA CORPORATION, as Parent

By	/s/ Steven A. Hartman
Name: Steven A. Hartman
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and a Lender

By	/s/ Jo Linda Papadakis
Name: Jo Linda Papadakis
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By	/s/ Adam H. Fey
Name: Adam H. Fey
Title: Vice President

WELLS FARGO BANK, N.A., as a Lender

By	/s/ Thomas E. Stelmar, Jr.
Name: Thomas E. Stelmar, Jr.
Title: AVP/Portfolio Manager

BNP PARIBAS, as a Lender

By	/s/ Betsy Jocher
Name: Betsy Jocher
Title: Director

By	/s/ Edward Pak
Name: Edward Pak
Title: Vice President

ROYAL BANK OF CANADA, as a Lender

By	/s/ Don J. McKinnerney
Name: Don J. McKinnerney
Title: Authorized Signatory

BANK OF MONTREAL, as a Lender

By	/s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Director

CAPITAL ONE, N.A., as a Lender

By	/s/ Matthew L. Molero
Name: Matthew L. Molero
Title: Asst. Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By	/s/ David G. Mills
Name: David G. Mills
Title: Managing Director

BANK OF OKLAHOMA, N.A., as a Lender

By	/s/ Jason B. Webb
Name: Jason B. Webb
Title: Vice President

BARCLAYS BANK PLC, as a Lender

By	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Vice President

COMERICA BANK, as a Lender

By	/s/ Peter L. Sefzik
Name: Peter L. Sefzik
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Richard C. Munsick
Name: Richard C. Munsick
Title: Senior Vice President

Schedule 2.01
COMMITMENT AMOUNTS

Lender	Commitment Amount	Percentage
JPMorgan Chase Bank, N.A.	$30,000,000.00	10.000000000%
Bank of America, N.A.	$30,000,000.00	10.000000000%
Wells Fargo Bank, N.A.	$30,000,000.00	10.000000000%
BNP Paribas	$30,000,000.00	10.000000000%
Royal Bank of Canada	$30,000,000.00	10.000000000%
Bank of Montreal	$24,000,000.00	8.000000000%
Capital One, N.A.	$24,000,000.00	8.000000000%
The Bank of Nova Scotia	$24,000,000.00	8.000000000%
Bank of Oklahoma, N.A.	$19,500,000.00	6.500000000%
Barclays Bank PLC	$19,500,000.00	6.500000000%
Comerica Bank	$19,500,000.00	6.500000000%
PNC Bank, National Association	$19,500,000.00	6.500000000%
Total:	$300,000,000.00	100.000000000%

Schedule 2.01

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower(s):	______________________________

4.	Administrative Agent:	______________________, as the administrative agent under the Credit Agreement

2 Select as applicable.

5.	Credit Agreement:
[The [amount] Credit Agreement dated as of _______ among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[4]
	$	$		%
	$	$		%
	$	$		%

Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment,” etc.).
4 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][5] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By
Title:

[Consented to:][6]

[NAME OF RELEVANT PARTY]

By
Title:

5 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

[__________________]7

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document8, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section ___ thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender9, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

7 Describe Credit Agreement at option of Administrative Agent.
8 The term “Loan Document” should be conformed to that used in the Credit Agreement.
9 The concept of  “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Annex - 1

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement].

Annex - 2

EXHIBIT B
FORM OF
ADDITIONAL LENDER AGREEMENT

To:                JPMorgan Chase Bank, National Association,
            as Administrative Agent

The Borrower, the Administrative Agent, the Issuing Bank, the other Agents and certain Lenders have heretofore entered into a Credit Agreement, dated as of November 18, 2009, as amended from time to time (the “Credit Agreement”).  Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Agreement is being delivered pursuant to Section 2.5(ii) of the Credit Agreement.

[Language for Existing Lender]

[Please be advised that the undersigned has agreed to increase its Commitment under the Credit Agreement effective as of [_______________] from $_________ to $_________ and (b) that it shall continue to be a party in all respect to the Credit Agreement and the other Loan Documents to which the Lenders are party.]

[Language for New Lender]

[Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective as of [_______________] with a Commitment of $____________ and (b) that it shall be deemed to be a party in all respect to the Credit Agreement and the other Loan Documents to which the Lenders are party.]

Very truly yours,

[LENDER]

By:
Name:
Title:

Exhibit B

EXHIBIT C
FORM OF

COMPLIANCE CERTIFICATE
As of [______]

To:           The Lenders parties to the Credit Agreement Described Below

This Compliance Certificate (this “Certificate”) is furnished pursuant to that certain Credit Agreement dated as of November 18, 2009 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Penn Virginia Holding Corp. (the “Borrower”), Penn Virginia Corporation (the “Parent”), the lenders party thereto and JP Morgan Chase Bank, N.A., as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.

The undersigned hereby certifies that:

1.         I am the duly elected Executive Vice President and Chief Financial Officer of the Parent;

2.         I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent, the Borrower and the Restricted Subsidiaries during the accounting period covered by the attached financial statements;

3.         The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4.         Schedule I attached hereto sets forth financial data and computations evidencing the compliance by the Parent, the Borrower and the Restricted Subsidiaries with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

5.         Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement, the Collateral Documents and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Parent has taken, is taking, or proposes to take with respect to each such condition or event:

None

Exhibit C

EXHIBIT C
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [_________].

PENN VIRGINIA CORPORATION

By:
Name:
Title:

[Schedule I and II to be attached]

Exhibit C

EXHIBIT D
FORM OF

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT (this “Agreement”) dated as of [______], by and among [___________], a [_______] and [________], a [______] (“[_______]”, and together with [______], collectively the “PVA Debtors”), a [_______] and [________], a [______] (“[_______]”, and together with [______], collectively the “Subordinated Creditors”) and in favor of JPMorgan Chase Bank, N.A., as Administrative Agent, for the benefit of the Senior Creditors (as defined herein).

RECITALS

1.           PVHC is a party to that certain Credit Agreement dated as of November 18, 2009, with PVC, as Parent, each of the “Lenders” named therein (the “Lenders”), JPMorgan Chase Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other Agents parties thereto (as the same may from time to time be amended, modified, refinanced or replaced, the “Credit Agreement”).

2.           The PVA Debtors, except for PVHC (the “Guarantors”), have delivered a certain Guaranty dated as of November 18, 2009, pursuant to which the Guarantors have guaranteed all of the “Obligations” (as defined in the Credit Agreement) of PVHC under the Credit Agreement and the other Loan Documents.

3.           The PVA Debtors and the Subordinated Creditors were required to enter into those certain Subordination Agreements identified on Schedule I hereto (the “Existing Subordination Agreements”) pursuant to that certain Amended and Restated Credit Agreement dated as of December 4, 2003, among PVC, as borrower, JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A. (Main Office Chicago), as administrative agent, and lenders party thereto, as amended, supplemented, restated or otherwise modified.

4.           The Subordinated Creditors have made or may make certain intercompany loans or advances to PVA Debtors.

5.           To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into the Credit Agreement and make the loans and other extensions of credit contemplated thereby, the Subordinated Creditors have agreed to execute and deliver this Agreement and subordinate the indebtedness of the PVA Debtors owed to the Subordinated Creditors to all of the “Obligations” (as defined in the Credit Agreement) of PVHC owed to the Lenders under the Credit Agreement or the “Guaranteed Obligations” (as defined in the Guaranty) of the Guarantors, as the case may be, and the other Loan Documents related thereto.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Exhibit D - 1

ARTICLE X
Definitions

SECTION 10.01.  Definitions.  Unless otherwise defined herein, all capitalized terms referred to herein shall have the meaning given to them in the Credit Agreement.

“Senior Creditors” shall mean the Administrative Agent, the Lenders (including any Lender acting as an “Issuing Bank” under the Credit Agreement) and any Lender or Affiliate of a Lender party to Lender Party Swap Agreement or a Lender Party Financial Service Product, and any permitted assignees of any of the foregoing pursuant to the terms of the Credit Agreement.

“Senior Indebtedness” shall mean any and all indebtedness, liabilities and obligations owed by any PVA Debtor to any Lender, Affiliate of a Lender, Issuing Bank or Administrative Agent under the Loan Documents.  The Senior Indebtedness shall include amounts accruing subsequent to the filing of any bankruptcy, receivership, insolvency or similar petition.

“Subordinated Indebtedness” shall mean, for each PVA Debtor, the Indebtedness of such PVA Debtor to any Subordinated Creditor.

ARTICLE XI
Subordination

SECTION 11.01.  Agreement to Subordinate.  Each Subordinated Creditor agrees that the Subordinated Indebtedness is subordinated in right of payment, to the extent and in the manner provided in this Article II, to the payment when due of all Senior Indebtedness.

SECTION 11.02.  Liquidation, Dissolution, Bankruptcy.  Upon any payment or distribution of the assets of any PVA Debtor to creditors upon a total or partial liquidation or a total or partial dissolution of such PVA Debtor (other than, to the extent permitted by the Credit Agreement or the other Loan Documents, a voluntary dissolution of such PVA Debtor or merger of such PVA Debtor into any wholly owned subsidiary of any PVA Debtor solely for the purpose of permitting such PVA Debtor or such wholly owned Subsidiary to assume all obligations in respect of the Subordinated Indebtedness as if it were the direct obligor with respect thereto and in which all the assets of such PVA Debtor are transferred to such PVA Debtor or such wholly owned Subsidiary and no material payment or distribution is made to creditors) or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such PVA Debtor or its Property:

(i)           the Senior Creditors shall be entitled to receive payment in full in cash of such Senior Indebtedness before the Subordinated Creditors shall be entitled to receive any payments in respect of the Subordinated Indebtedness; and

(ii)          until such Senior Indebtedness is paid in full in cash, any distribution made by or on behalf of any PVA Debtor to which any Subordinated Creditor would be entitled but for this Article II shall be made to the Senior Creditors as their interests may appear, except that all Subordinated Creditors may receive and retain shares of stock and any debt securities that are subordinated to all Senior Indebtedness to at least the same extent as the Subordinated Indebtedness.

Exhibit D - 2

SECTION 11.03.  Default on Senior Indebtedness.  No PVA Debtor may make any payments in respect of the Subordinated Indebtedness nor repurchase, redeem or otherwise retire any of the Subordinated Indebtedness (collectively, “pay the Subordinated Indebtedness”) if a “Default” or “Event of Default” has occurred and is continuing under the Credit Agreement or such payment would create a “Default” or “Event of Default” thereunder; provided, however, any PVA Debtor may pay the Subordinated Indebtedness without regard to the foregoing if such PVA Debtor receives written notice approving such payment from the Administrative Agent.

SECTION 11.04.  When Distribution Must Be Paid Over.  If a distribution or payment is made in respect of the Subordinated Indebtedness to a Subordinated Creditor that because of this Article II should not have been made to it, such Subordinated Creditor shall hold it in trust for the Senior Creditors and promptly pay it over to the Administrative Agent for the benefit of the Lenders, the Administrative Agent and the Issuing Bank.

SECTION 11.05.  Subrogation.  After all Senior Indebtedness is paid in full and until the Subordinated Indebtedness is paid in full, each Subordinated Creditor shall be subrogated to the rights of the Senior Creditors to receive distributions applicable to such Senior Indebtedness.

SECTION 11.06.  Agreement Not to Pursue Actions.  Until the Administrative Agent notifies the Subordinated Creditors that all Senior Indebtedness shall have been paid in full, the Subordinated Creditors will not commence any action or proceeding against any PVA Debtor to recover all or any part of the Subordinated Indebtedness or join with any other creditor, unless the Administrative Agent shall also join, in bringing any proceedings against such Person under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the Federal or any state government.

SECTION 11.07.  Subordination May Not Be Impaired by Subordinated Creditors.  No right of any Senior Creditor to enforce the subordination of the Subordinated Indebtedness shall be impaired by any act or failure to act by such Subordinated Creditor or by its failure to comply with this Agreement. The Senior Creditors may extend, renew, increase, modify or amend the terms of such Senior Indebtedness and otherwise deal freely with any Subordinated Creditors, all without affecting the liabilities and obligations of the parties to this Agreement or any other Subordinated Creditor.

SECTION 11.08.  Subordinated Creditors Not Fiduciary for Senior Creditors.  A Subordinated Creditor shall not be deemed to owe any fiduciary duty to the Senior Creditors and shall not be liable to any such Senior Creditor if it shall mistakenly pay over or distribute to any other Person, money or assets to which any Senior Creditor shall be entitled by virtue of this Article II or otherwise, unless such payment or distribution was a result of the negligence or willful misconduct of such Subordinated Creditor.

Exhibit D - 3

SECTION 11.09.  Reliance by Senior Creditors on Subordination Provisions.  Each Subordinated Creditor acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each Senior Creditor, whether such Senior Indebtedness was created or acquired before or after the incurrence of the Subordinated Indebtedness, to acquire and continue to hold, or to continue to hold, such Subordinated Indebtedness and such Senior Creditor shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Subordinated Indebtedness.  Each Subordinated Creditor acknowledges and agrees that this Agreement is for the benefit of the Senior Creditors and any permitted assignees of the Senior Indebtedness, and each such Senior Creditor and assignee is a third party beneficiary of this Agreement and, as such, shall be entitled to enforce the obligations of Subordinated Creditors hereunder.

SECTION 11.10.  Liens Subordinated.  Each Subordinated Creditor agrees that the Subordinated Indebtedness shall be at all times unsecured, provided that if any Lien arises by statute or other operation of law upon the property of any PVA Debtor securing payments of the Subordinated Indebtedness, such Lien shall be and remain inferior and subordinated to any Liens securing payments of the Senior Indebtedness regardless of whether such encumbrances in favor of such Subordinated Creditor or the Senior Creditors presently exist or are hereafter created or attached.  If, notwithstanding the foregoing, a Subordinated Creditor shall obtain a Lien on property of a PVA Debtor that is not subject to a Lien in favor of the Senior Creditors, then such Subordinated Creditor agrees not to exercise any rights under the instruments evidencing such Liens, and not to receive any payments or distributions in respect of such Liens, until the Senior Creditors have received payment of the Senior Indebtedness in full in cash.  If under any applicable bankruptcy, insolvency or other similar law, a Subordinated Creditor receives a secured claim in lieu of a set-off, then such Subordinated Creditor agrees not to exercise any rights under such secured claim, and not to receive any payments or distributions in respect of such secured claim, until the Senior Creditors have received payment of the Senior Indebtedness in full in cash.

ARTICLE XII
Miscellaneous

SECTION 12.01.  Notice.  Any demand, notice or communication to be made or given hereunder shall be made or given in the manner provided for in the Credit Agreement.

SECTION 12.02.  Governing Law; Waiver of Jury Trial.

(i)           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

(ii)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE OF TEXAS SITTING IN HOUSTON, HARRIS COUNTY, TEXAS AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE SENIOR CREDITORS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Exhibit D - 4

(iii)         EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(iv)         EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(v)          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE SENIOR CREDITORS HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit D - 5

SECTION 12.03.  Severability.  In the event that one or more of the provisions contained in this Agreement shall be finally judicially determined to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby and the parties agree to negotiate in good faith to agree on a provision which is enforceable and which preserves the economic bargain of the parties to the greatest extent possible.  Each of the Sections of this Agreement is hereby declared to be separate and distinct.

SECTION 12.04.  Benefit of the Agreement.  This Agreement shall inure to the benefit of the Lenders and be binding upon the Subordinated Creditors and their respective successors and assigns.

SECTION 12.05.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof supersedes any prior agreement, undertaking, declarations, commitments or representations, written or oral, in respect thereof. There are no unwritten oral agreements among the parties.

SECTION 12.06.  Amendments.  This Agreement may not be modified or amended except by an instrument in writing signed by the Subordinated Creditors or by their respective successors or permitted assigns and consented to by the Required Lenders.

SECTION 12.07.  No Waivers, Remedies.  No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein.

SECTION 12.08.  Counterparts.  This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

SECTION 12.09.  Further Assurances.  The parties hereto agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful to carry out the purposes of this Agreement.

SECTION 12.10.  Reinstatement.  To the extent that any payments on the Senior Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Administrative Agent or any Senior Creditor to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, obligations hereunder with respect to the Subordinated Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Senior Creditors’ Liens, interests, rights, powers and remedies under the Loan Documents and this Agreement shall continue in full force and effect.  In such event, each Loan Document and this Agreement shall be automatically reinstated and the PVA Debtors and the Subordinated Creditors shall take such action as may be reasonably requested by the Administrative Agent and the Senior Creditors to effect such reinstatement.

Exhibit D - 6

SECTION 12.11.  NO ORAL AGREEMENTS.  THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 12.12.  Termination of Existing Subordination Agreements.  Each party hereto hereby agrees that the Existing Subordination Agreements are hereby terminated.

Exhibit D - 7

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

PVA DEBTORS:

[_________],
a [___________]

By:
Name:
Title:

[_________],
a [___________]

By:
Name:
Title:

SUBORDINATED CREDITORS:

[_________],
a [___________]

By:
Name:
Title:

[_________],
a [___________]

By:
Name:
Title:

SCHEDULE I

EXISTING SUBORDINATION AGREEMENTS

1.      Subordination Agreement, dated as of December 4, 2003, by and among Penn Virginia Corporation, a Virginia corporation, Penn Virginia Resource LP Corp., a Delaware corporation, Penn Virginia Resource Holdings Corp., a Delaware corporation, Powell River Rail Corporation, a Virginia corporation, and Kanawha Rail Corp., a Virginia corporation.

2.      Subordination Agreement, dated as of December 4, 2003, by and among Penn Virginia Holding Corp., a Delaware corporation, and Penn Virginia Resource GP, LLC, a Delaware limited liability company.

3.      Subordination Agreement, dated as of December 4, 2003, by and among Penn Virginia Oil & Gas Corporation, a Virginia corporation, and Penn Virginia Resource LP Corp., a Delaware corporation.

4.      Subordination Agreement, dated as of December 4, 2003, by and among Penn Virginia Oil & Gas Corporation, a Texas corporation, Enersearch, Inc., a Virginia corporation, Penn Virginia Resource GP, LLC, a Delaware limited liability company, and Kanawha Rail Corp., a Virginia corporation.

5.      Subordination Agreement, dated as of January 28, 2005, by and among Penn Virginia Oil & Gas LP LLC, a Delaware limited liability company, and Penn Virginia Resource LP Corp., a Delaware corporation.

6.      Subordination Agreement, dated as of January 28, 2005, by and among Penn Virginia Oil & Gas GP LLC, a Delaware limited liability company, and Penn Virginia Resource LP Corp., a Delaware corporation.